EXECUTION VERSION
Exhibit 10.5
$1,270,000,000
CREDIT AGREEMENT
among
CINEMARK HOLDINGS, INC.,
as the Parent
CINEMARK, INC.,
as Holdings,
CNMK HOLDING, INC.,
as Intermediate Holdings,
CINEMARK USA, INC.,
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
LEHMAN BROTHERS INC.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent,
BNP PARIBAS
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents,
and
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent
Dated as of October 5, 2006

-i-

-ii-

-iii-

-iv-

ANNEXES:

A	Pricing Grid

SCHEDULES:

1.1A	Existing Letters of Credit
1.1B	Mortgaged Properties
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.13	ERISA
4.15(a)	Subsidiaries
4.15(b)	Agreements Affecting Capital Stock
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
5.1(k)	Local Counsel Opinions
6.9	Real Property Valuation
6.15	Specified Leasehold Mortgaged Property
7.2(d)	Existing Indebtedness
7.2(k)	Class II Restricted Subsidiary Intercompany Indebtedness
7.3(f)	Existing Liens
7.5(k)	Permitted Dispositions
7.11	Sale and Leaseback Real Property

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
F-2	Form of Legal Opinion of Local Counsel
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
H	Form of Exemption Certificate
I	Form of Lender Addendum
J	Form of Borrowing Notice

-v-

          CREDIT AGREEMENT, dated as of October 5, 2006, among CINEMARK HOLDINGS, INC., a Delaware corporation (together with any of its permitted successors and assigns, the “Parent”), CINEMARK, INC., a Delaware corporation (together with any of its permitted successors and assigns, “Holdings”), CNMK HOLDING, INC., a Delaware corporation, CINEMARK USA, INC., a Texas corporation (together with any of its permitted successors and assigns, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. (“LBI”) and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”), BNP PARIBAS and GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H :
          WHEREAS, the Parent and the Borrower are parties to that certain Stock Purchase Agreement dated as of August 7, 2006 by and among the Parent, the Borrower, Century Theatres, Inc. (the “Target”) and certain affiliates of the Target (together with any amendments, supplements or other modifications permitted hereunder, the “Acquisition Agreement”) pursuant to which the Borrower will acquire, by purchase or contribution, all of the issued and outstanding capital stock of the Target;
          WHEREAS, the Borrower has requested that simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of (i) Term Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.1 below) in an initial aggregate amount of $1,120,000,000 and (ii) a Revolving Credit Facility in an initial aggregate amount of $150,000,000;
          WHEREAS, the proceeds of the Term Loans made on the Closing Date will be used to finance the Acquisition, to repay in full all amounts outstanding under the Existing Credit Agreement and the Target Credit Agreement and to pay related fees and expenses (collectively, the “Transactions”);
          WHEREAS, the proceeds of the Revolving Credit Loans will be used for general corporate purposes of the Borrower and its Subsidiaries;
          WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          “Acquisition”: as defined in Section 5.1(b).
          “Acquisition Agreement”: as defined in the recitals hereto.
          “Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the preamble hereto.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or individuals performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
          “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          “Annualized Theatre”: for any period, any newly constructed theatre owned, operated or managed by the Borrower or any of its Restricted Subsidiaries which has completed at least one full quarter of operations as of the last day of such period, but less than four full quarters of operations as of the last day of such period, in each case as identified to the Administrative Agent.
          “Applicable Amount”: as of any date of determination (the “Determination Date”), the amount (but in no event less than zero) equal to (a) the sum of (i) the aggregate amount of cash and the fair market value of non-cash items received by the Parent or the Borrower as common equity after the Closing Date and on or prior to such Determination Date, (ii) the amount of the net reduction after the Closing Date and on or prior to such Determination Date, in Investments held by the Parent, Holdings, Intermediate Holdings, the Borrower and its

Class I Restricted Subsidiaries in Class II Restricted Subsidiaries, Unrestricted Subsidiaries and other entities that are not Class I Restricted Subsidiaries made after the Closing Date resulting from proceeds realized on the sale or other Disposition of such Investments, proceeds representing the return of capital, including redemptions, dividends and distributions, the amount of all guarantees released, all payments of principal of, or interest on, Indebtedness and other obligations that constitute such Investments, and the fair market value (not in excess of the amount previously subtracted under clause (b)(ii) below) of any Unrestricted Subsidiary redesignated as a Class I Restricted Subsidiary, (iii) Consolidated EBITDA minus two times Consolidated Interest Expense, in each case in this clause (iii) for the fiscal quarter in which the Closing Date occurs and for each full fiscal quarter completed since the Closing Date and prior to the Determination Date for which financial statements have been delivered pursuant to Section 6.1(a)or 6.1(b), as applicable, (iv) to the extent deducted in computing the Consolidated EBITDA specified in clause (iii) above and not included in clause (ii) above, any net gains on sales of assets outside the ordinary course of business (including, without limitation, any such gains that are extraordinary gains), (v) $150,000,000 and (vi) (A) in the case of expenditures made pursuant to Sections 7.7(c) and 7.8(h) and the designation on or after the Closing Date of any Class I Restricted Subsidiaries of the Parent as Unrestricted Subsidiaries, $275,000,000 in the aggregate, and (B) in the case of expenditures made pursuant to Sections 7.9(a)(i) and 7.9(a)(ii), $200,000,000 in the aggregate, minus (b) the sum of (i) the portion of such sum expended on and after the Closing Date and on or prior to such Determination Date pursuant to Sections 7.6(j), 7.7(c), 7.8(h), 7.9(a)(i) and 7.9(a)(ii) and (ii) the fair market value (as of the date of such designation) of any Class I Restricted Subsidiaries of the Parent designated as Unrestricted Subsidiaries on or after the Closing Date. Expenditures made pursuant to Sections 7.7(c), 7.8(h), 7.9(a)(i) and 7.9(a)(ii) and in connection with the designation of a Class I Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to utilize the amounts in clause (vi)(A) above or (vi)(B) above, as applicable, prior to utilization of the amounts in clauses (i) through (v) above.
          “Applicable Consolidated EBITDA Amount”: on any date of determination, an amount equal to the product of (x) Consolidated EBITDA for the Fiscal Year ended immediately prior to such date of determination for which financial statements have been delivered pursuant to Section 6.1(a) multiplied by (y) the Capital Expenditure Percentage for the Fiscal Year in which such determination date occurs.
          “Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Term Loan Facility	1.00%	2.00%
Revolving Credit Facility	1.00%	2.00%
provided that, from and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margin with respect to the Loans will be determined pursuant to the Pricing Grid.

          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
          “Arrangers”: as defined in the preamble hereto.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (a) through (n) of Section 7.5) which yields gross proceeds to the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value as reasonably determined by the board of directors of the Borrower in the case of other non-cash proceeds) in excess of $10,000,000.
          “Assignee”: as defined in Section 10.6(c).
          “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E.
          “Assignor”: as defined in Section 10.6(c).
          “Assumed Loan Amount”: at any time, an amount equal to the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding plus (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus, in the case of this clause (b), 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
          “Benefitted Lender”: as defined in Section 10.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.
          “Brazilco”: Cinemark Brasil S.A.
          “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditure Percentage”: (a) 50% during Fiscal Year 2007 and (b) 35% during each Fiscal Year thereafter.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease (other than an EITF 97-10 Capital Lease)) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, provided that, for the purposes of Section 7.7, “Capital Expenditures” shall exclude expenditures associated with replacements, capitalized repairs and improvements. For the purposes of this definition, the purchase price of equipment which is purchased by a Person contemporaneously with the trade in of existing equipment owned by such Person or with insurance proceeds shall be included in the determination of Capital Expenditures only to the extent of cash paid in excess of the credit granted with respect to the equipment which is being traded in or the amount of such insurance proceeds, as the case may be.
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition and demand deposits, in each case issued by (A) (i) any Lender, (ii) any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000, or (iii) overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof having combined capital and surplus and undivided profits in excess of $100,000,000 or any commercial bank or similar entity organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development (“OECD”) and has total assets in excess of $100,000,000 or (B) with respect to any Foreign Subsidiary, (i) any entity described in the foregoing clause (A) or (ii) any commercial bank or similar entity organized under the laws of the jurisdiction in which such Foreign Subsidiary maintains an office or engages in business provided that, in the case of deposits under this clause (b)(B)(ii), such deposits are made in the ordinary course of business for cash management purposes; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) with respect to any Foreign Subsidiary having its principal operations in Mexico only, (i) Certificados de la Tesoreria de la Federación (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government, and (ii) any other instruments issued or guaranteed by Mexico and denominated and payable in Pesos; provided, that, in each case, such investments under this clause (h) are made in the ordinary course of business for cash management purposes.
          “Change of Control”: the occurrence of any of the following events:
          (a) prior to the consummation of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of the total voting power of all classes of

Capital Stock of the Parent entitled to vote generally in the election of directors than the corresponding percentage thereof then held by the Permitted Investors;
          (b) after the consummation of a Qualified IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting power of the outstanding common stock of the Parent or (ii) a majority of the members of the board of directors of the Parent shall not be Continuing Directors;
          (c) (i) at any time prior to the occurrence of the Specified Reorganization (A) the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens, (B) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Intermediate Holdings free and clear of all Liens and (C) Intermediate Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens and (ii) at any time after the occurrence of the Specified Reorganization, any of the Parent, Holdings or Intermediate Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (in each case, except Liens permitted under Section 7.3(a) or (h) hereof); or
          (d) a Specified Change of Control.
          “Class I Restricted Subsidiary”: any Restricted Subsidiary which is not a Class II Restricted Subsidiary.
          “Class II Restricted Subsidiaries”: (a) Cinemark Theatres Canada, Inc., Cinemark Holdings Mexico, S. de R.L. de C.V., Cinemark de Mexico S.A. de C.V., Cinemark del Norte S.A. de C.V. and Servicios Cinemark S.A. de C.V. and any Subsidiary of a Class II Restricted Subsidiary other than an Unrestricted Subsidiary and (b) any Unrestricted Subsidiary designated as a Class II Restricted Subsidiary in accordance with Section 6.11.
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is October 5, 2006.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agents”: as defined in the preamble hereto.
          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.
          “Commitment Fee”: as defined in Section 2.7.

          “Commitment Fee Rate”: 0.50% per annum; provided that the Commitment Fee Rate shall be 0.375% per annum for any fiscal quarter in which the Consolidated Net Senior Secured Leverage Ratio as of the last day of such fiscal quarter is less than 2.25 to 1.0.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated September 2006 and furnished to the initial Lenders in connection with the syndication of the Facilities.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Credit Loans, to the extent otherwise included therein.
          “Consolidated EBITDA”: for any period, without duplication, Consolidated Net Income for such period (excluding from Annualized Theatres) plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) expenses for taxes based on income or capital, including franchise and similar taxes, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses (including, without limitation, expenses for severance, non-recurring retention bonuses, payments to employees of acquired entities under stock option plans or similar incentive plans such as long term incentive plans, relocation and restructuring costs related to the Acquisition and acquisitions after the date hereof) or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) net losses on sales of assets outside of the ordinary course of business and (y) losses or costs arising from lease dispositions), (f) any call premium (or original issue discount) expenses associated with the repurchase or repayment of Indebtedness, (g) to the extent actually reimbursed by a third party (other than the Parent or any of its Subsidiaries) and not otherwise added back in the computation of Consolidated Net Income, expenses incurred for payments under indemnification provisions in any agreement for an acquisition or an Asset Sale, (h) management, monitoring, consulting and advisory fees paid to shareholders of the Parent up to an aggregate amount of $1,000,000 per fiscal year, (i) any other non-cash charges (including foreign exchange losses not included in operating income but deducted from earnings in determining Consolidated Net Income), (j) any reasonable expense related to any equity offering, Permitted Acquisition, Investment, recapitalization, Asset Sale or Indebtedness permitted to be incurred under this Agreement (in each case, whether or not successful), (k) letter of credit fees and annual agency fees paid to the Administrative Agent, (l) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption and (m) costs incurred in connection with the closing or Disposition of any theatre or screen within a theatre, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of, (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, net gains on sales of assets outside of the ordinary course of business) and (b) any other non-cash income or gains (including foreign exchange gains not included in operating income but otherwise included in earnings in determining Consolidated Net Income) (other than the amortization of prepaid cash income), all as determined on a consolidated basis, and plus, except to the extent already included in the computation of Consolidated Net Income, any cash dividend paid on the Capital Stock of NCM Holdings or National CineMedia, LLC (other than any NCM Recapitalization Dividend) during such period, and plus any Pro Forma Cost Savings for such period minus any Pro Forma Cost Savings added to Consolidated EBITDA during any prior period to the extent that such Pro Forma Cost Savings were not achieved within 18 months of the Closing Date in the case of the Acquisition and within 18 months of the closing date of any Permitted Acquisition in the case of such Permitted Acquisition, as applicable; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period:
     (i) the Consolidated EBITDA of any Person or theatre or theatres acquired by the Borrower or its Restricted Subsidiaries or of any Annualized Theatres during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition or the operations of such Annualized Theatre and, in any such case, the incurrence or assumption of any Indebtedness in connection therewith had occurred on the first day of such period and without giving effect to clause (a) of the proviso set forth in the definition of Consolidated Net Income in this Section 1.1) if, in the case of an acquisition of a Person, the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent;
     (ii) the Consolidated EBITDA of any Person or theatre or theatres Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith had occurred on the first day of such period); and

     (iii) any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any designation of a Restricted Subsidiary as an Unrestricted Subsidiary which occurred during such period shall be deemed to have occurred on the first day of such period.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing and net costs of the Borrower under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) other than intercompany Indebtedness owed to Holdings, the Parent, Intermediate Holdings, Borrower or any Restricted Subsidiary, except to the extent paid in cash by the Borrower or any Restricted Subsidiary to Holdings, the Parent or Intermediate Holdings.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions or payment of principal or interest of intercompany Indebtedness, (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary and (d) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets required or permitted by GAAP and related authoritative pronouncements, as a result of the Acquisition, any acquisition consummated prior to the Closing Date, the Madison Acquisition or any Permitted Acquisitions.
          “Consolidated Net Senior Secured Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day less the aggregate amount of cash and Cash Equivalents owned by the Borrower or any Restricted Subsidiary on such day (in each case, free and clear of all Liens (other than Liens permitted under Sections 7.3(a), (h), (j) or (n))) to (b) Consolidated EBITDA for such period.
          “Consolidated Senior Secured Debt”: all Consolidated Total Debt (excluding Capital Lease Obligations outstanding on the relevant date of determination in an aggregate amount not to exceed $200,000,000) that is secured by a Lien on any assets of the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries.
          “Consolidated Senior Secured Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.
          “Continuing Directors”: with respect to any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election by such board or whose nomination for election by the stockholders of the Parent was approved by a vote of at least a majority of the directors of the Parent then still in office who where either directors at the beginning of such period or whose election or nomination was previously so approved or is a designee of the Permitted Investors or was nominated or elected by the Permitted Investors or any of their designees).
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Derivatives Counterparty”: as defined in Section 7.6.
          “Digital Projector Financing”: financing arrangements in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Borrower and its Restricted Subsidiaries, to the extent such financing arrangements (i) do not result in the Borrower or any of its Restricted Subsidiaries being or becoming legally liable for any debt (including, without limitation, principal or interest) incurred to finance the manufacture or acquisition of such equipment (or involve a transaction that has constructively the same economic effect as being legally liable for a material portion of such debt), (ii) limit the Borrower’s and its Restricted Subsidiaries’ payment and other obligations, taken as a whole, with respect to such equipment to obligations that are not materially more adverse to the Borrower and its Restricted Subsidiaries than obligations of similarly-situated companies in the movie exhibition business with respect to similar equipment, and (iii) result in the Borrower being required to recognize a liability on its consolidated balance sheet in respect of the debt (including, without limitation, principal or interest) incurred by a third party (other than the Parent or any of its Subsidiaries) to finance the manufacture and/or acquisition of such equipment or its replacement cost. Obligations in respect of Digital Projector Financing shall not constitute “Indebtedness” and the rights of the owners of such equipment in respect of such equipment shall not constitute a Lien on the assets of the Borrower or any of its Restricted Subsidiaries.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but excluding the granting of a Lien); and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: lawful currency of the United States of America.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.
          “ECF Percentage”: 50%; provided that the ECF Percentage shall be reduced to 0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 3.0 to 1.0.
          “EITF 97-10”: Emerging Issues Task Force Regulation 97-10 and any similar pronouncement modifying GAAP with respect to the issues addressed in Regulation 97-10.
          “EITF 97-10 Capital Leases”: any lease that is classified as a “capital lease” under GAAP, but which would not be so classified if not for the application of EITF 97-10 and similar principles.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent.
          “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any Fiscal Year, the difference, if positive, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including, without limitation, depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such Fiscal Year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such Fiscal Year (if any) in deferred tax accounts of the Borrower, but in each case excluding amounts in this clause (a) attributable to Class II Restricted Subsidiaries to the extent not paid to a Class I Restricted Subsidiary, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount of all principal payments, repurchases, redemptions and defeasances of Funded Debt (including, without limitation, the Term Loans, but excluding (A) voluntary and mandatory prepayments of the Term Loans and (B) repayments or prepayments in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) of the Borrower and its Restricted Subsidiaries made during such Fiscal Year, (iii) the amount of the increase, if any, in Consolidated Working Capital for such Fiscal Year, (iv) the aggregate net amount of gain on the Disposition of Property (including, without limitation, upon the occurrence of a Recovery Event with respect thereto) by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (v) the net decrease during such Fiscal Year (if any) in deferred tax accounts of the Borrower, (vi) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures to the extent that such Capital Expenditures were financed directly or indirectly with cash from operations, (vii) Restricted Payments made by the Borrower and its Restricted Subsidiaries in cash to the extent permitted under Section 7.6(c), (d), (e), (g), (h) or (i) and to the extent financed directly or indirectly with cash from operations, (viii) cash from operations used directly or indirectly to finance Permitted Acquisitions or Investments under Section 7.8(g), (h), (i), (k) or (m), (ix) letter of credit and commitment or facility fees (including the Commitment Fee and similar fees in respect of any other revolving and committed line of credit), (x) cash expenditures made in respect of Hedge Agreements to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense, (xi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than Indebtedness) to the extent financed directly or indirectly with cash from operations and (xii) the amount of any proceeds received from either (A) the sale of the Capital Stock of NCM Holdings or National CineMedia, LLC or (B) the payment of any NCM Recapitalization Dividend.
          “Excess Cash Flow Application Date”: as defined in Section 2.10(d).
          “Exchange Act”: the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended from time to time.
          “Excluded Foreign Subsidiaries”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
          “Existing Credit Agreement”: the Amended and Restated Credit Agreement dated as of April 2, 2004 among Holdings, Intermediate Holdings, the Borrower, the several lenders parties thereto and Lehman Commercial Paper Inc., as administrative agent, as amended and otherwise modified prior to the date hereof.
          “Existing Letters of Credit”: the Letters of Credit listed on Schedule 1.1A.
          “Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fiscal Year”: the fiscal year of the Borrower.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

          “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section, excluding (i) obligations arising under any EITF 97-10 Capital Leases and (ii) any intercompany Indebtedness owed to Holdings, the Parent, Intermediate Holdings, the Borrower or a Guarantor.
          “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, subject to Section 10.16.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Parent, Holdings, Intermediate Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          “Guarantors”: the collective reference to the Parent, Holdings, Intermediate Holdings and the Subsidiary Guarantors.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Restricted Subsidiaries providing for protection against fluctuations in or to reduce overall costs with respect to interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by the Borrower or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by the Borrower or such Subsidiary of amounts based upon a fixed rate.
          “Holdings”: as defined in the preamble hereto.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) any earn-out obligation or post-closing payment adjustments until such obligation or adjustment becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, provided that, in such event, the amount of such Indebtedness shall be deemed to be the lesser of the value of the Property covered by such agreement and the aggregate principal amount of such Indebtedness), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value (whether on the scheduled date thereof or any earlier required date) any Capital Stock of such Person on or prior to the date which is six months after the seventh anniversary of the Closing Date (other than for consideration consisting solely of common stock of the Parent), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation to the extent of the value of the Property subject to such Lien and (j) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Hedge Agreements.
          “Indemnified Liabilities”: as defined in Section 10.5.
          “Indemnitee”: as defined in Section 10.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

          “Investments”: as defined in Section 7.8.
          “Intermediate Holdings”: CNMK Holding, Inc., a Delaware corporation, together with any of its permitted successors and assigns.
          “Issuing Lender”: any Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and notice to the Administrative Agent.
          “L/C Commitment”: $15,000,000; provided, that with the consent of the relevant Issuing Lender and the consent of the Administrative Agent (such consent not to be unreasonably withheld), the L/C Commitment may be increased by up to $25,000,000 if it is necessary to support, with a Letter of Credit issued hereunder, the obligations of the borrower under the Peso Subfacility or the Third-Party Peso Loans, as the case may be.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.
          “Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).
          “Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.
          “Lenders”: as defined in the preamble hereto.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

          “Loan Parties”: the Parent, Holdings, Intermediate Holdings, the Borrower and each Restricted Subsidiary of the Borrower that is a party to a Loan Document.
          “Madison Acquisition”: the merger of an entity controlled by the Sponsor with and into Holdings on April 2, 2004 and the related recapitalization of Holdings.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (a) in the case of the Term Loan Facility, the aggregate unpaid principal amount of the Term Loans or (b) in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the Total Revolving Commitments (or, if the Revolving Commitments are no longer in effect, the Total Revolving Extensions of Credit then outstanding).
          “Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition, financial condition or prospects of Holdings and its Subsidiaries taken as a whole (after giving effect to the Acquisition) or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Agents or the Lenders hereunder or thereunder.
          “Material Environmental Amount”: an amount or amounts payable by the Borrower and/or any of its Class I Restricted Subsidiaries, in the aggregate in excess of $5,000,000, for: costs to bring an environmental condition into compliance with any Environmental Laws; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
          “Mitchell Family”: (a) Lee Roy Mitchell or Tandy Mitchell, or any descendent of Lee Roy Mitchell or the spouse of such descendent, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendent of Lee Roy Mitchell or the spouse of such descendent (each, a “Mitchell”), (b) any trust or other arrangement for the benefit of a Mitchell, any trust established by a Mitchell or any trustee, custodian, fiduciary or foundation which will hold the common stock of the Parent for charitable purposes or for the benefit of any Mitchell and (c) any Person at least 80% beneficially owned and controlled by one or more Mitchells.
          “Moody’s”: Moody’s Investor Services, Inc.
          “Mortgaged Properties”: (a) the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties has been or shall be granted a Lien pursuant to one or more Mortgages, with a notation for each Post-Closing Date Mortgaged Property and each Specified Leasehold Mortgaged Property and (b) any real property or leasehold interest acquired or leased after the Closing Date by any Loan Party which is required to be pledged to the Administrative Agent pursuant to Section 6.9(b).
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), in each case, as the same may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “National CineMedia, LLC”: National CineMedia, LLC, a Delaware limited liability company, together with any of its permitted successors and assigns.
          “NCM Holdings”: a Delaware entity to be formed that will be the holding company for National CineMedia, LLC, together with any of its permitted successors and assigns.
          “NCM Recapitalization Dividend”: any dividend paid to Holdings, Intermediate Holdings or the Borrower or any of its Restricted Subsidiaries out of the net proceeds of Indebtedness incurred in connection with the recapitalization of NCM Holdings or National CineMedia, LLC.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any Sale and Leaseback Transaction permitted by Section 7.11, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness existing prior to such transaction secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale, Recovery Event or Sale and Leaseback Transaction (other than any Lien pursuant to a Security Document), all distributions and other payments required to be made pursuant to partnership agreements, limited liability company organizational documents, joint venture agreements or similar agreements to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, Recovery Event or Sale and Leaseback Transaction, and other arm’s length costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) provided that, such Net Cash Proceeds shall not include any amounts reserved for purchase price adjustments and post-closing liabilities in connection with any Asset Sale or Sale and Leaseback Transaction until such amounts have been released or are no longer reserved and (b) in connection with (i) any Permitted Equity Issuance or the sale of the Capital Stock of NCM Holdings or National CineMedia, LLC, (ii) the payment of any NCM Recapitalization Dividend or (iii) any incurrence of indebtedness, the cash proceeds received from such sale, payment or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other arm’s-length costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
          “Non-Excluded Taxes”: as defined in Section 2.18(a).
          “Non-Recourse Debt”: Indebtedness:
     (a) with respect to any Unrestricted Subsidiary and any Class II Restricted Subsidiary, except to the extent of any guarantee permitted by Section 7.8, (i) as to which none of the Parent, Holdings, Intermediate Holdings, the Borrower nor any of the Class I Restricted Subsidiaries (x) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (y) is directly or indirectly liable (as a guarantor or otherwise), or (z) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary or Class II Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations and the Senior Discount Notes) of the Parent, Holdings, Intermediate Holdings, the Borrower or any of the Class I Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Parent, Holdings, Intermediate Holdings, the Borrower or any of the Class I Restricted Subsidiaries; and
     (b) with respect to the Parent, Holdings, Intermediate Holdings, the Borrower or any of the Class I Restricted Subsidiaries, (1) for which none of the Parent, Holdings, Intermediate Holdings, the Borrower or any of the Class I Restricted Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than as primary obligor; and (2) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Parent, Holdings, Intermediate Holdings, the Borrower or any of the Class I Restricted Subsidiaries other than the asset financed by such Indebtedness, additions, accessions and improvements thereto and proceeds thereof.
          “Non-U.S. Lender”: as defined in Section 2.18(d).
          “Note”: any promissory note evidencing any Loan.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the

Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Class I Restricted Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parent”: as defined in the preamble hereto.
          “Participant”: as defined in Section 10.6(b).
          “Payment Office”: the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: on any date of determination, the acquisition in any transaction or series of transactions by the Borrower or any of its Class I Restricted Subsidiaries of a theatre or theatres (or the Capital Stock of a Person that owns a theatre or theatres) approved by the board of directors of the Borrower.
          “Permitted Equity Issuance”: any sale or issuance of any common stock of the Parent.
          “Permitted Investors”: the collective reference to (a) the Mitchell Family, (b) Quadrangle, (c) Syufy Enterprises, LP, (d) the Sponsor and (e) the Related Parties.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Peso”: the coin or currency of the United Mexican States as at the time shall be legal tender for payment of public and private debt.

          “Peso Borrowing Calculation Date”: the second Business Day prior to any date of incurrence of any Third-Party Peso Loan.
          “Peso Borrowing Date”: any date of incurrence of any Third-Party Peso Loan.
          “Peso Subfacility”: as defined in Section 2.23.
          “Peso Subfacility Amendments”: as defined in Section 2.23.
          “Peso Subfacility Borrower”: as defined in Section 2.23(a).
          “Peso Subfacility Commitment”: as defined in Section 2.23(a).
          “Peso Subfacility Commitment Period”: as defined in Section 2.23(a).
          “Peso Subfacility Lenders”: as defined in Section 2.23.
          “Peso Subfacility Loans”: as defined in Section 2.23.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
          “Post-Closing Date Mortgaged Properties”: each of the Mortgaged Properties listed as such on Schedule 1.1B.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Pro Forma Balance Sheet”: as defined in Section 4.1(a).
          “Pro Forma Cost Savings”: for any period and to the extent not deducted elsewhere in the definition of Consolidated EBITDA, the amount of net cost savings projected by the Borrower in good faith to be realized as a result of any actions taken in connection with the Acquisition or a Permitted Acquisition (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent not deducted elsewhere in the definition of Consolidated EBITDA, provided that (a) such cost savings are projected by the Borrower in good faith, are reasonably identifiable and factually supportable and shall be set forth in the applicable Compliance Certificate for such period and (b) such cost savings are projected to occur within 18 months after the Closing Date in the case of the Acquisition and within 18 months after the closing date of any Permitted Acquisition in the case of such Permitted Acquisition, as applicable.
          “Pro Forma Statements of Operations”: as defined in Section 4.1(a).
          “Projections”: as defined in Section 6.2(c).

          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock. For the avoidance of doubt, the Capital Stock of a Person is not Property of such Person.
          “Quadrangle”: Quadrangle Capital Partners LP.
          “Qualified Counterparty”: (a) with respect to any Specified Hedge Agreement existing on the Closing Date, any counterparty thereto that is a Lender or an Affiliate of a Lender on the Closing Date and (b) with respect to any other Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.
          “Qualified IPO”: the issuance by the Parent of its common Capital Stock in an underwritten primary public offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.
          “Recovery Event”: any settlement of or payment or transfer (voluntary or otherwise) in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries.
          “Register”: as defined in Section 10.6(d).
          “Regulation H”: Regulation H of the Board as in effect from time to time.
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.10(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale, Recovery Event or Sale and Leaseback Transaction in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that (i) no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Class I Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Reinvestment Event to acquire or fund the construction of assets (other than inventory) useful in its or a Class I Restricted Subsidiary’s business, or to make capital improvements (other than maintenance capital improvements) to such assets (including leased assets), or (ii) during the six-month period prior to a Reinvestment Event, the Borrower (directly or indirectly through a Class I Restricted

Subsidiary) used an amount of funds equal to or greater than all or a specified portion of the Net Cash Proceeds of such Reinvestment Event to acquire or fund the construction of assets (other than inventory) useful in its or a Class I Restricted Subsidiary’s business or to make capital improvements (other than maintenance capital improvements) to such assets (including leased assets).
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (including any amount expended during the six-month period prior to such Reinvestment Event) to acquire or fund the construction of assets (other than inventory) useful in the Borrower’s or a Class I Restricted Subsidiary’s business, or to make capital improvements (other than maintenance capital improvements) to such assets (including leased assets).
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event, provided that, such date shall be extended, (x) if the Borrower or any of its Class I Restricted Subsidiaries shall have entered into a definitive agreement to acquire or fund the construction of assets useful in the Borrower’s or a Class I Restricted Subsidiary’s business, or to make capital improvements (other than maintenance capital improvements) to such assets (including leased assets) prior to, or within six months after, such Reinvestment Event, to the date which is 15 months after such Reinvestment Event or (y) in the case of a Recovery Event, the Property which was the subject of the Recovery Event was leased by the Borrower or any of its Class I Restricted Subsidiaries pursuant to a lease which requires the Borrower or such Class I Restricted Subsidiary, as the case may be, to rebuild such Property after completion of any construction necessary by the landlord, to the date which is nine months after the date the landlord has completed such necessary construction, and, so long as the Administrative Agent is reasonably satisfied that the Borrower is diligently pursuing such rebuilding, such date shall be further extended by the number of days during which the Borrower is reasonably delayed in completing such rebuilding as a result of events of force majeure, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or fund the construction of assets useful in the Borrower’s or a Class I Restricted Subsidiary’s business, or to make capital improvements (other than maintenance capital improvements) to such assets (including leased assets) with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender or an Affiliate of such investment advisor, by such Lender or an Affiliate of such Lender.
          “Related Party”: (a) with respect to the Sponsor, Quadrangle and Syufy Enterprises, LP, any investment fund or other entity controlled by or under common control with such Permitted Investors or the principals that control such Permitted Investors, (b) with respect to the Mitchell Family, any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Parent held by such group is beneficially owned (including the power to vote such Capital Stock of the Parent) by (x) such member or members or (y) one or more affiliates at least 80% of the equity of which are owned by one or more of such member or members, and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Permitted Investors.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility.
          “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.
          “Restricted Payments”: as defined in Section 7.6.
          “Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
          “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $150,000,000.
          “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments are terminated in accordance with the terms of this Agreement.
          “Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

          “Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
          “Revolving Credit Loans”: as defined in Section 2.4.
          “Revolving Credit Note”: as defined in Section 2.6(e).
          “Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).
          “Revolving Credit Termination Date”: the date which is the sixth anniversary of the Closing Date; provided that the Revolving Credit Termination Date shall be August 1, 2012 if, on such date, the Indebtedness under the Senior Subordinated Notes has not been refinanced with Indebtedness that matures no earlier than the date which is six months after the seventh anniversary of the Closing Date and that otherwise meets the requirements for a refinancing permitted by Section 7.2(f).
          “Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.
          “Rollup Subsidiaries”: Pricino I, L.P., Pricino II, L.P, Pricino III, L.P., Pricino IV, L.P., Pricino V, L.P., Pricino VI, L.P., Pricino VII, L.P., Pricino VIII, L.P., Pricino IX, L.P., Pricino X, L.P., Pricino XI, L.P., Pricino XII, L.P., Priciba EY Trust XIII and Priciba RI Trust XIII or any of their successors.
          “Rollup Transaction”: the acquisition, in one or multiple transactions, by the Borrower or any of its Subsidiaries of the legal or beneficial interests in the Rollup Subsidiaries which are landlords in up to thirteen of the Borrower’s properties which were sold to such Rollup Subsidiaries as part of a sale leaseback transaction.
          “S&P”: Standard & Poor’s Ratings Services.
          “Sale and Leaseback Transaction”: any sale and leaseback transaction conducted by Holdings, Intermediate Holdings or the Borrower or any Class I Restricted Subsidiary, but excluding transactions of the type described in EITF 97-10.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Secured Parties”: as defined in the Guarantee and Collateral Agreement.

          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Discount Note Indenture”: the Indenture entered into by Holdings in connection with the issuance of the Senior Discount Notes, together with all instruments and other agreements entered into by Holdings in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9 or refinanced pursuant to Section 7.2(g) or (o).
          “Senior Discount Notes”: $535,558,000 aggregate outstanding principal amount at maturity of Holdings’ 9 3/4% Senior Discount Notes due 2014, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9 or refinanced pursuant to Section 7.2(g).
          “Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and the Subsidiary Guarantors in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or any Subsidiary Guarantor in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9 or refinanced pursuant to Section 7.2(f).
          “Senior Subordinated Notes”: $332,250,000 aggregate outstanding principal amount of the Borrower’s 9% Senior Subordinated Notes due 2013, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9 or refinanced pursuant to Section 7.2(f).
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Specified Change of Control”: a “Change of Control”, or like event, as defined in any outstanding Senior Subordinated Note Indenture or the Senior Discount Note Indenture.
          “Specified Hedge Agreement”: any Hedge Agreement entered into by (a) Holdings, the Borrower or any of its Class I Restricted Subsidiaries and (b) any Person that, at the time such Hedge Agreement is entered into, is a Qualified Counterparty.
          “Specified Leasehold Mortgaged Properties”: each of the Mortgaged Properties listed as such on Schedule 1.1B.
          “Specified Reorganizations”: any transaction or series of transactions pursuant to which one or more of the Parent, Holdings, Intermediate Holdings and the Borrower will be merged or otherwise combined into one or more of such entities.
          “Sponsor”: Madison Dearborn Capital Partners, LLC, a Delaware limited liability company.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Class I Restricted Subsidiary that is a Wholly Owned Subsidiary as of the Closing Date and each other Subsidiary that becomes a party to the Guarantee and Collateral Agreement on or after the Closing Date, in each case, unless and until released in accordance with the terms of this Agreement.
          “Syndication Agent”: as defined in the preamble hereto.
          “Syndication Date”: the date on which the syndication of the Facilities is completed and the entities selected in such syndication process become parties to this Agreement.
          “Synthetic Lease Obligations”: all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
          “Target”: as defined in the recitals hereto.
          “Target Credit Agreement”: the Credit Agreement dated as of March 1, 2006, among Century California Subsidiary, Inc. and Morgan Stanley Senior Funding Inc., as

administrative agent for itself and the other lenders party thereto, as amended and otherwise modified prior to the date hereof.
          “Term Loan”: as defined in Section 2.1.
          “Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $1,120,000,000.
          “Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Term Loan Lender”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.
          “Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
          “Term Note”: as defined in Section 2.6(e).
          “Third-Party Peso Loans”: as defined in Section 7.2(n).
          “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.
          “Transactions”: as defined in the recitals hereto.
          “Transferee”: as defined in Section 10.14.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “Unrestricted Subsidiary”: a collective reference to:
     (a) any Subsidiary of the Borrower that does not directly, indirectly, or beneficially own or hold any Capital Stock of, or own or hold any Lien on any Property of, the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries and that, at the time of determination, shall be an Unrestricted Subsidiary as designated by the board of directors of the Borrower and upon written notice to the Administrative Agent or as listed as such on Schedule 4.15(a); provided, that such Subsidiary at the time of such designation (i) has no Indebtedness other than Indebtedness permitted pursuant to Section 7.2(i), (j), (k), (l), (p), (q) and (r); (ii) is not a party to any agreement, contract, arrangement or understanding with the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, Holdings, Intermediate Holdings, the Borrower or such Class I Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (iii) in the case of the designation of a Class I Restricted Subsidiary, the Applicable Amount immediately prior to such designation is at least equal to the fair market value (as of the time of such designation) of the Class I Restricted Subsidiary to be so designated; (iv) is a Person as to which none of the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and (v) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries; and
          (b) any Subsidiary of an Unrestricted Subsidiary;
provided that, any Unrestricted Subsidiary may be designated as a Restricted Subsidiary pursuant to Section 6.11.
          In addition, upon the consummation of the Rollup Transaction, the Rollup Subsidiaries shall be Unrestricted Subsidiaries.
          “Wholly Owned Subsidiary”: as to any Person, (a) any other Person all of the Capital Stock of which with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) (other than directors’ qualifying shares required by law and shares required by applicable law to be held by a Person other than the Borrower or its Subsidiaries) is owned by such Person directly and/or through other Wholly Owned Subsidiaries and (b) any Subsidiary of which the Parent owns, directly and indirectly, less than all of the Capital Stock having such voting power, but the Parent and its Affiliates otherwise have the power, without the consent of any other stockholder or other equity holder, to cause such Subsidiary to become a Subsidiary Guarantor.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent, Holdings, Intermediate Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) All calculations of the financial ratio set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
          (f) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
          (g) For avoidance of doubt, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) the word “will” shall be construed to have the same meaning and effect as the word “shall.”
          (h) Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Term Loan Lender equal to the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11.
          2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans to be made on the Closing Date. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is the earlier of (i) 60 days after the Closing Date and (ii) the Syndication Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.
          2.3 Repayment of Term Loans. (a) The Term Loan of each Term Loan Lender shall mature in 28 consecutive quarterly installments, commencing on December 31, 2006, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate Term Loans made on the Closing Date:

Installment	Principal Amount
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	23.50%
March 31, 2013	23.50%
June 30, 2013	23.50%
October 5, 2013	Aggregate unpaid principal amount of the Term Loans
          (b) Notwithstanding anything to the contrary herein, the Borrower shall repay all outstanding Term Loans on August 1, 2012 if, on such date, the Indebtedness under the Senior Subordinated Notes has not been refinanced with Indebtedness that matures no earlier than the date which is six months after the seventh anniversary of the Closing Date and that otherwise meets the requirements for a refinancing permitted by Section 7.2(f) below.
          2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Revolving Loans made on the Closing Date shall not exceed $25,000,000.
          (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.
          2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $200,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be promptly made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
          2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit

Termination Date (or on such earlier date on which (x) principal payments are required by Section 2.8 or 2.10 or (y) the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3(a) (or on such earlier date on which (x) principal payments are required by Section 2.10 or 2.3(b) (y) the Loans become due and payable pursuant to Section 8.1) which shall be applied pursuant to Section 2.16. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively (a “Term Note” or
          “Revolving Credit Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.
          2.7 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (a “Commitment Fee”) for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.
          2.8 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
          2.9 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than pursuant to Section 2.19), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $200,000 in excess thereof.
          2.10 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries shall incur any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.10(e). The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Subsidiaries not permitted by Section 7.2.
          (b) Except as set forth in clause Section 2.10(c) below, unless the Required Prepayment Lenders shall otherwise agree, if on any date Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, any Sale and Leaseback Transaction or any Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds (excluding any amounts subject to any such Reinvestment Notice), as set forth in

Section 2.10(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $250,000,000 in the aggregate during the term of the Facilities and (ii) on each Reinvestment Prepayment Date the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.10(e). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5 or any Sale and Leaseback Transaction not permitted by Section 7.11.
          (c) Unless the Required Prepayment Lenders shall otherwise agree, if on any date Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from either (i) the sale of the Capital Stock of NCM Holdings or National CineMedia, LLC or (ii) the payment of any NCM Recapitalization Dividend, then not later than 360 days after the date of receipt by Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.10(e); provided that to the extent that the Consolidated Senior Secured Leverage Ratio for the period most recently ended prior to the date of consummation of the relevant transaction described above in this Section 2.10(c), after giving pro forma effect to such transaction and the application of the Net Cash Proceeds therefrom, is less than 3.0 to 1.0, the percentage of Net Cash Proceeds required to be prepaid pursuant to this Section 2.10(c) shall be 50%. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.
          (d) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007 there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans, if and to the extent that such amount exceeds the amount of voluntary prepayments of the Term Loans made during such fiscal year to the extent such voluntary prepayments are financed directly or indirectly with cash from operations, and any such prepayment shall be applied as set forth in Section 2.10(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.
          (e) Amounts to be applied as prepayments pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and second, to the prepayment of the Revolving Credit Loans. Any such mandatory prepayment of the Revolving Credit Loans pursuant to this Section 2.10 shall not result in a mandatory reduction of the Revolving Credit Commitments. Amounts prepaid in respect of Term Loans pursuant to this Section 2.10 may not be reborrowed.
          2.11 Conversion and Continuation Options. (a) Subject to Section 2.19, the Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than 20 Eurodollar Tranches shall be outstanding at any one time.
          2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
          (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.14 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.13(a) and (b).
          2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. The amount of each principal prepayment of the Terms Loans shall be applied first, to the four immediately succeeding installments of such Term Loans and, second, to the remaining installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.
          (d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.
          (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.
          (g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) The Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. In addition, the Borrower shall not be required to compensate a Lender pursuant to this Section for Eurocurrency Reserve Requirements to the extent such compensation would duplicate compensation included in the Eurodollar Rate pursuant to the definition thereof.

          2.18 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of

Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          2.19 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.
          2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.20.
          2.22 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 or gives a notice of illegality pursuant to Section 2.20 or (b) defaults in its obligation to make Loans hereunder, with a replacement lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.20, (iv) the replacement lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

          2.23 Addition of Peso Subfacility. The Borrower has advised the Lenders that, after the Closing Date, the Borrower and certain of the Revolving Credit Lenders or their Affiliates (in their sole discretion) or other lenders selected by the Borrower and reasonably acceptable to the Administrative Agent (the “Peso Subfacility Lenders”) may wish to establish a subfacility (the “Peso Subfacility”) whereby up to $25,000,000 of the Revolving Credit Commitments would be made available by Peso Subfacility Lenders for revolving credit loans denominated and funded in Pesos (“Peso Subfacility Loans”). Accordingly, at any time during the Revolving Credit Commitment Period, the Borrower, the Peso Subfacility Lenders and the Administrative Agent and, in the circumstances contemplated by paragraph (h) below only, all Revolving Credit Lenders (in each case, without the consent of any other party hereto) may enter into amendments (or amendments and restatements), in form and substance reasonably satisfactory to the Administrative Agent, to this Agreement and the other relevant Loan Documents (the “Peso Subfacility Amendments”) providing for the following:
     (a) The Peso Subfacility Amendments shall provide that each Peso Subfacility Lender shall make available to the Borrower (or to a Subsidiary of the Borrower organized under the laws of Mexico and designated by the Borrower) (any such Mexican Subsidiary or, as the case may be, the Borrower, as the borrower under the Peso Subfacility, the “Peso Subfacility Borrower”), a commitment (for each Peso Subfacility Lender, the “Peso Subfacility Commitment” of such Peso Subfacility Lender) to make Peso Subfacility Loans during the period specified in the Peso Subfacility Amendments (which period shall in any event end not later than the Revolving Credit Termination Date) (the “Peso Subfacility Commitment Period”) in an aggregate principal amount for all Peso Subfacility Lenders not exceeding the equivalent in Pesos of $25,000,000. The Peso Subfacility Amendments shall provide that all Peso Subfacility Loans will be payable no later than the last day of the Peso Subfacility Commitment Period. The Peso Subfacility Amendments shall provide for such interest rate basis or bases, applicable margins, and fees and other pricing terms applicable to the Peso Subfacility and the Peso Subfacility Loans as shall be agreed upon by the parties thereto.
     (b) The Peso Subfacility Amendments shall provide that the aggregate amount available under the Revolving Credit Commitments and the Peso Subfacility, plus the amount of any Third-Party Peso Loans, shall not exceed the Total Revolving Credit Commitments.
     (c) In the event that the Peso Subfacility Amendments provide that a Subsidiary of the Borrower shall be the Peso Subfacility Borrower, the Peso Subfacility Amendments may provide that the obligations of the Peso Subfacility Borrower in respect of the Peso Subfacility Loans will be guaranteed by the Borrower and the Guarantors pursuant to the Guarantee and Collateral Agreement and such guarantees will be secured, equally and ratably with all other Obligations, pursuant to all Security Documents, as applicable.
     (d) Subject to satisfaction of the conditions set forth in paragraph (h) below, the Peso Subfacility Amendments may provide that, in connection with the Peso Subfacility, the Revolving Credit Lenders will purchase, ratably in accordance with the Revolving Credit Commitments and Peso Subfacility Commitments, participating interests in any such Peso Subfacility Loan, pursuant to participation provisions substantially equivalent to those set forth in Section 3 in respect of participating interests in Letters of Credit, mutatis mutandis.
     (e) The Peso Subfacility Amendments may provide for the conversion to Dollars of any amounts owing under the Peso Subfacility under such conditions and pursuant to such conversion mechanisms as shall be set forth in the Peso Subfacility Amendments.
     (f) The Peso Subfacility Amendments may provide for amendments of such other provisions of the Loan Documents (including, without limitation, amendments providing for indemnities, exchange rate fluctuation protection, tax gross-up provisions and other provisions in respect of the Peso Subfacility) as the parties thereto shall reasonably determine to be necessary or advisable to accomplish the purpose of establishing the Peso Subfacility and causing the Peso Subfacility to be treated, to the extent practicable and applicable, as a subfacility of the Revolving Credit Facility, benefiting from the protections of the Loan Documents equally and ratably with, and in a manner otherwise equivalent to, the Revolving Credit Facility.
     (g) The Peso Subfacility Amendments shall set forth, as conditions precedent to the availability of credit under the Peso Subfacility, the delivery of such corporate records, documents, evidence of corporate approvals, evidence of necessary consents and approvals of Governmental Authorities and legal opinions as the parties thereto shall reasonably determine to be necessary or advisable.
     (h) In the event that the Peso Subfacility Amendments provide for Revolving Credit Lenders (other than the Peso Subfacility Lenders) to purchase participating interests in amounts outstanding under the Peso Subfacility, each of the Revolving Credit Lenders shall be a party to, or give its written consent to, the Peso Subfacility Amendments (it being understood that each Revolving Credit Lender, in its sole discretion, may determine to consent or withhold consent to becoming obligated to purchase participating interests in amounts outstanding under the Peso Subfacility).
SECTION 3. LETTERS OF CREDIT
          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with all Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
          (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, with a copy to the Administrative Agent, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof). Upon the written request of any Revolving Credit Lender, the Administrative Agent will, within three Business Days of such request, inform such Revolving Credit Lender of the aggregate drawable amount of all Letters of Credit outstanding on the date of such request.
          3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letters of Credit. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it at a rate per annum to be agreed upon by such Issuing Lender and the Borrower, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of

Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.
          (b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
          3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment by the Borrower of the Payment Amount shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.13(b) and (ii) thereafter, Section 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Revolving Credit Loans as Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.
          3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.
          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or the Guarantee and

Collateral Agreement, the provisions of this Agreement or the Guarantee and Collateral Agreement, as applicable, shall apply.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent, Holdings, Intermediate Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:
          4.1 Financial Condition. (a) The (i) unaudited pro forma consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 31, 2005 (the “Pro Forma Balance Sheet”), and (ii) unaudited pro forma consolidated statement of operations as at December 31, 2005, the unaudited pro forma consolidated statement of operations as at the end of the most recent interim period for which unaudited financial statements have been delivered pursuant to Section 5.1(c)(iii) and the unaudited pro forma consolidated statement of operations as at the end of the twelve-month period ending on the last day of such interim period (the statements described in this clause (ii) collectively, the “Pro Forma Statements of Operations”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred (x) in the case of the Pro Forma Balance Sheet, on such date and (y) in the case of the Pro Forma Statements of Operations, as of the first day of the applicable period) to (A) the consummation of the Acquisition, (B) the Loans to be made on the Closing Date and the use of proceeds thereof and (C) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet and the Pro Forma Statements of Operations have been prepared based on the best information available to the Parent as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent and its consolidated Subsidiaries as at December 31, 2005 and, in the case of the Pro Forma Statements of Operations, as at the dates specified in clause (ii) above, assuming that the events specified in the preceding sentence had actually occurred at such date.
(b) (i) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2004 and December 31, 2005 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates respectively, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.
     (ii) The audited restated consolidated balance sheets of the Target and its consolidated Subsidiaries as at September 30, 2004 and September 29, 2005, and the related restated consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thorton LLP, present fairly in all material respects the consolidated financial condition of the Target and its consolidated Subsidiaries as at such dates respectively, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

     (iii) All such financial statements referred to in clauses (i) and (ii) of this paragraph (b), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently to each consolidated group throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Parent, Holdings, Intermediate Holdings, the Borrower and its Restricted Subsidiaries (including the Target and its Subsidiaries) do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required to be but are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property. During the period from September 29, 2005 to and including the date hereof there has been no Disposition by the Target or any of its Subsidiaries of any material part of its business or Property.
          4.2 No Change. Since September 29, 2005 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each of the Parent, Holdings, Intermediate Holdings, the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to consummate the Transactions (to the extent applicable) and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (each, a “Filing”) is required in connection with the Acquisition, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) Filings described in Schedule 4.4, which Filings have been obtained or made and are in full force and effect, (ii) the Filings referred to in Section 4.19 and any other Filing contemplated by this Agreement or any other Loan Document and (iii) any antitrust Filings required to be made to foreclose on the Collateral. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder, the use of the proceeds thereof and the consummation of the Acquisition will not violate any Requirement of Law or any material Contractual Obligation of the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent, Holdings, Intermediate Holdings, or the Borrower, threatened by or against the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. Neither the Parent, Holdings, Intermediate Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each of the Parent, Holdings, Intermediate Holdings, the Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 7.3.
          4.9 Intellectual Property. The Parent, Holdings, Intermediate Holdings, the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted in all material respects. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent, Holdings, Intermediate Holdings or the Borrower know of any valid basis for any such claim, other than any such claim that could not reasonably be expected to have a Material Adverse Effect. Except as would not have a Material Adverse Effect, the use of

Intellectual Property by the Parent, Holdings, Intermediate Holdings, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.
          4.10 Taxes. Each of the Parent, Holdings, Intermediate Holdings, the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, in each case prior to delinquency (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent, Holdings, Intermediate Holdings, the Borrower or its Restricted Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Parent, Holdings, Intermediate Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          4.12 Labor Matters. There are no strikes or other labor disputes against the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent, Holdings, Intermediate Holdings or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of the Parent, Holdings, Intermediate Holdings, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act (to the extent applicable) or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, if not paid, have been paid or accrued as a liability on the books of the Parent, Holdings, Intermediate Holdings, the Borrower or the relevant Restricted Subsidiary.
          4.13 ERISA. Except as set forth on Schedule 4.13, neither a material Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law which limits its ability to incur Indebtedness.
          4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15(a) constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 4.15(a) sets forth as of the Closing Date the name and jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and whether such Subsidiary is a Class I Restricted Subsidiary, Class II Restricted Subsidiary or an Unrestricted Subsidiary and, in the case of each Class I Restricted Subsidiary, whether such Subsidiary is a Wholly Owned Subsidiary and a Subsidiary Guarantor.
          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary, except as disclosed on Schedule 4.15(b) or with respect to such Capital Stock owned by third parties.
          4.16 Use of Proceeds. The proceeds of the Term Loans shall be used (i) to finance a portion of the Acquisition, (ii) for the repayment in full of the loans outstanding under the Existing Credit Agreement and the payment in full of any and all other amounts owing to the lenders thereunder, (iii) for the repayment of existing Indebtedness of the Target and (iv) to pay fees and expenses related to any of the foregoing. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used for general corporate purposes of the Borrower and its Restricted Subsidiaries in the ordinary course of business (it being understood that the proceeds of the Revolving Credit Loans may not be used to finance any portion of the Acquisition).
          4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations at any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.
     (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which the Borrower or any of its Subsidiaries has sent Materials of Environmental Concern for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.
     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party.
     (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
     (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
     (f) Neither the Borrower nor any of its Subsidiaries has contractually assumed any liabilities of another Person under any Environmental Law or with respect to any Material of Environmental Concern.
          4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein. In the case of the Pledged Stock, stock certificates representing such Pledged Stock have been delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, financing statements in appropriate form have been filed in the offices specified on Schedule 4.19(a) and such other filings as are specified on Schedule 2 to the Guarantee and Collateral Agreement have been completed and the Liens created under the Guarantee and Collateral Agreement constitute fully perfected Liens in all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3(a), (m), (s) and (u) and, in the case of Collateral other than Pledged Stock, other Liens permitted by Section 7.3).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.9(b), Section 6.14 or Section 6.15), such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).
          4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.
          4.21 Senior Indebtedness. The Obligations constitute “Designated Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. In furtherance thereof, and for avoidance of doubt, the Borrower hereby designates all “Indebtedness” (as defined in the Senior Subordinated Note Indenture in existence on the date hereof) under this Agreement as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.
          4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Parent, Holdings, Intermediate Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent, Holdings, Intermediate Holdings, the Borrower and each Subsidiary Guarantor and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.
     (b) Acquisition, etc. (i) The acquisition of all of the issued and outstanding capital stock of the Target and all related transactions (the “Acquisition”) shall have been consummated on terms consistent with the Acquisition Documentation, and no material provision thereof shall have been waived, amended or supplemented which would adversely affect the Lenders.
(ii) The Administrative Agent shall have received satisfactory evidence that each of the Existing Credit Agreement and the Target Credit Agreement shall have been terminated (subject to the survival of customary indemnification and gross-up provisions) and all amounts thereunder (other than contingent indemnity and gross-up claims) shall have been paid in full and satisfactory arrangements shall have been made for the termination of all guarantees and Liens granted in connection therewith.
(iii) All governmental and third party approvals (including landlords’ and other consents, other than with respect to Post-Closing Date Mortgaged Properties) required to be obtained pursuant to the Acquisition Agreement for the consummation of the Acquisition shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any non-consensual action (it being understood and agreed that any consensual action in respect of any divestiture in excess of what is provided for in Section 6.3(d) of the Acquisition Agreement shall be treated as a waiver of a material provision of the Acquisition Agreement for purposes of paragraph (b)(i) above) being taken or threatened by any competent authority that would restrain, prevent or otherwise impose any material adverse conditions on the Acquisition or the financing thereof.

     (c) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Balance Sheet and each of the Pro Forma Statements of Operations; (ii) audited consolidated financial statements of (A) Holdings and its consolidated Subsidiaries, (B) the Borrower and its consolidated Subsidiaries and (C) the Target and its consolidated Subsidiaries, in each case, for the 2004 and 2005 Fiscal Years; and (iii) unaudited interim consolidated financial statements of (A) Holdings and its consolidated Subsidiaries and (B) the Borrower and its consolidated Subsidiaries, in each case, to the extent available, for each quarterly period ended after the 2005 Fiscal Year. All such financial statements shall have been prepared in accordance with GAAP consistently applied to each consolidated group throughout the applicable period.
     (d) Related Agreements. To the extent not previously delivered, the Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of (i) the Acquisition Documentation and (ii) such other material documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument or security agreement to which the Loan Parties may be a party.
     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented supported by customary documentation (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (f) Solvency Analysis. The Lenders shall have received a reasonably satisfactory solvency certificate of the chief financial officer of the Borrower which shall certify as to the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the Transactions and the financing contemplated hereby.
     (g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3.
     (h) Environmental Matters. To the extent not previously delivered, the Administrative Agent shall have received, to the extent existing and requested by the Administrative Agent, a written environmental assessment regarding each Mortgaged Property (other than any Post-Closing Date Mortgaged Property) owned in fee by the Borrower and its Restricted Subsidiaries, prepared by an environmental consultant reasonably acceptable to the Administrative Agent, in form, scope, and substance reasonably satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

     (i) Appraisals. The Administrative Agent shall have received with respect to each Mortgaged Property (other than any Post-Closing Date Mortgaged Property and any Specified Leasehold Mortgaged Property), an appraisal of the value, or a valuation, of such Mortgaged Property, which shall be reasonably satisfactory to the Administrative Agent.
     (j) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
     (k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Loan Parties, substantially in the form of Exhibit F-1.
     (ii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and
     (iii) the legal opinion of each local counsel listed on Schedule 5.1(k) and of such other special and local counsel as may be reasonably requested by the Administrative Agent, in each case, substantially in the form of Exhibit F-2.
Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (l) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) to the extent not previously delivered, the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) to the extent not previously delivered, each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
     (m) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents (other than with respect to any Post-Closing Date Mortgaged Property and any Specified Leasehold Mortgaged Property) or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation.
     (n) Mortgages, etc. The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property (other than any Post-Closing Date Mortgaged Property and any Specified Leasehold Mortgaged Property) executed and delivered by a duly authorized officer of each party thereto.
     (o) Title Insurance; Flood Insurance. With respect to each Mortgaged Property (other than any Post-Closing Date Mortgaged Property and any Specified Leasehold Mortgaged Property):
     (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of such Mortgaged Property prepared by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company (and certified by such surveyor to the Administrative Agent and the Title Insurance Company), which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which such Mortgaged Property is located.
     (ii) The Administrative Agent shall have received in respect of such Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative

Agent may reasonably request and (G) be issued by a title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term which may be extended until a date which is after the maturity of the Loans and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.
     (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting such Mortgaged Properties.
     (v) Notwithstanding the foregoing provisions of this paragraph (o), the Borrower shall not be required to take the actions described in this paragraph (o) in respect of any Mortgaged Property until such Property is required to be mortgaged pursuant to Section 6.14 or Section 6.15, as the case may be.
     (p) Lease Conditions. To the extent not previously delivered, the Administrative Agent shall have received evidence that short form leases or lease memoranda shall have been duly recorded in the local real estate records, with respect to each Mortgaged Property (other than any Post-Closing Date Mortgaged Property and any Specified Leasehold Mortgaged Property) constituting a leasehold interest. The Administrative Agent shall have received with respect to those Mortgaged Properties (other than any Post-Closing Date Mortgaged Property and any Specified Leasehold Mortgaged Property) consisting of leaseholds so designated by the Administrative Agent, copies of valid, binding and enforceable lease amendments or landlord agreements in form and content reasonably acceptable to the Administrative Agent, conferring on the Administrative Agent rights of default notice, cure opportunity and such other leasehold lender protections as the Administrative Agent may reasonably require. Notwithstanding the foregoing provisions of this paragraph (p), the Borrower shall not be required to take the actions described in this paragraph (p) in respect of any Mortgaged Property until such Property is required to be mortgaged pursuant to Section 6.14 or Section 6.15, as the case may be.

     (q) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
     (r) PATRIOT Act. The Lenders shall have received, sufficiently in advance of closing, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.
     (s) Material Adverse Effect. Since December 31, 2005, there shall not have occurred or become known to the Lenders any event, development or circumstance that has caused or could reasonably be expected to cause a Company Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof) or a material adverse effect on (i) the Acquisition or (ii) the validity or enforceability of any of the documentation relating to this Agreement or any other Loan Document or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than, in the case of any extension of credit made on the Closing Date, Section 4.2) shall be true and correct in all material respects on and as of such date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date).
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          The Parent, Holdings, Intermediate Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Parent, Holdings, Intermediate Holdings and the Borrower shall and shall cause each of its Class I Restricted Subsidiaries (and, with respect to Section 6.12, Class II Restricted Subsidiaries and Unrestricted Subsidiaries) to:
          6.1 Financial Statements. Furnish to each Agent (to promptly be made available to each Lender):

     (a) (i) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Holdings (or, if Holdings does not have any publicly-traded securities, the Parent) and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and
     (ii) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year, (i) unaudited consolidated balance sheets of Holdings (or, if Holdings does not have any publicly-traded securities, the Parent) and its consolidated Subsidiaries and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);
all such financial statements to present fairly in all material respects the financial position of Holdings and its consolidated Subsidiaries or the Borrower and its Restricted Subsidiaries, as the case may be, and, in each case, to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          6.2 Certificates; Other Information. Furnish to each Agent, or, in the case of clause (h), to the relevant Lender:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a)(i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer (A) stating that, to the best of such

Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) certifying as to any change in designation of any Unrestricted Subsidiaries and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent, Holdings, Intermediate Holdings, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or Fiscal Year, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;
     (c) as soon as available, and in any event no later than 90 days after the end of each Fiscal Year, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) within 45 days after the end of each of the first three fiscal quarters, and within 90 days after the end of each Fiscal Year, of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of Holdings (or, if Holdings does not have any publicly-traded securities, the Parent) and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
     (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Discount Note Indenture or the Senior Subordinated Note Indenture;
     (f) within five days after the same are sent, copies of all financial statements and reports that the Parent, Holdings, Intermediate Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities generally and, within five days after the same are filed, copies of all financial statements and reports that the

Parent, Holdings, Intermediate Holdings or the Borrower may make to, or file with, the SEC;
     (g) as soon as possible and in any event within 20 days of obtaining knowledge thereof: (i) written notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower and its Class I Restricted Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any written notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Borrower; and
     (h) promptly, such additional financial and other information as any Lender (requesting through the Administrative Agent) may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent, Holdings, Intermediate Holdings, the Borrower or its Class I Restricted Subsidiaries, as the case may be.
          6.4 Conduct of Business and Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as the Borrower deems adequate for its business. Additional covenants regarding insurance coverage are set forth in the Mortgages and in Section 5.3 of the Guarantee and Collateral Agreement.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon prior notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Parent, Holdings, Intermediate Holdings, the Borrower and its Class I Restricted Subsidiaries

with officers of the Parent, Holdings, Intermediate Holdings, the Borrower and its Class I Restricted Subsidiaries and with its independent certified public accountants.
          6.7 Notices. Promptly give notice to the Administrative Agent of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, Holdings, Intermediate Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          6.8 Environmental Laws. (a) Comply in all material respects with, and use commercially reasonable efforts to cause compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to cause all tenants and subtenants obtain and comply in all material respects with and maintain, any and all required Environmental Permits.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor (other than (u) personal property as to which the Administrative Agent, for the benefit of the Secured Parties, is not required to have a perfected security interest pursuant to the Guarantee and Collateral Agreement, (v) the Capital Stock of any Unrestricted Subsidiary organized under the laws of any jurisdiction outside the United States, (w) any Property described in paragraph (c) or (d) of this Section, (x) any interest in real property, (y) any foreign intellectual property and (z) any Property subject to a Lien permitted by Section 7.3(g), (k) or (m)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien to the extent required pursuant to the Guarantee and Collateral Agreement, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted by the Guarantee and Collateral Agreement) security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.
          (b) With respect to (i) any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 (valued in accordance with Schedule 6.9; such valuation to be reasonably satisfactory to the Administrative Agent) acquired after the Closing Date by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor (which, for purposes of this paragraph, shall include any such property owned or leased by an entity at the time such entity becomes a Subsidiary) or (ii) any leasehold interest in any real property contemplating an initial annual rent payment, including projected percentage rent during such initial year, after the expiration of any free rent or “rent abatement” period, of at least $500,000 acquired or leased after the Closing Date by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor (in each case other than any such real property subject to a Lien expressly permitted by Section 7.3(g), (k) or (m)), if, at the time of such acquisition or lease commencement, the aggregate value of all leasehold and fee-owned real property of the Borrower and the Subsidiary Guarantors subject to a Mortgage (valued in accordance with Schedule 6.9; such value to be demonstrated to the reasonable satisfaction of the Administrative Agent) is less than 250% of the Assumed Loan Amount, then no later than 60 days after the date of such acquisition or lease commencement: (A) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, subject to any Liens permitted by such Mortgage, (B) if requested by the Administrative Agent, provide the Lenders with (w) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as an ALTA survey thereof, together with a surveyor’s certificate, (x) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (y) appraisals of such real property complying with Section 5.1(i) and (z) Phase I environmental reports (and where appropriate based upon such Phase I environmental reports and at the reasonable request of the

Administrative Agent, Phase II environmental reports) with respect to such real property, all in form and substance reasonably satisfactory to the Administrative Agent and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new Subsidiary (other than (i) a Class II Restricted Subsidiary or (ii) an Unrestricted Subsidiary organized under the laws of any jurisdiction outside the United States) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that becomes a Class I Restricted Subsidiary because it ceases to be an Unrestricted Subsidiary), by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor (other than any such Capital Stock subject to a Lien expressly permitted by Section 7.3(m)), subject to the Liens permitted by the Guarantee and Collateral Agreement, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent, Holdings, Intermediate Holdings, the Borrower or such Subsidiary Guarantor, as the case may be, (iii) if such new Subsidiary is a Wholly Owned Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, subject to the Liens permitted by the Guarantee and Collateral Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) With respect to any new Class II Restricted Subsidiary created or acquired after the Closing Date by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor (which, for purposes of this paragraph (d), shall include any Unrestricted Subsidiary that becomes a Class II Restricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to the Liens permitted by the Guarantee and Collateral Agreement) security interest in the Capital Stock of such new Subsidiary that is owned by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor (other than any such Capital Stock subject to a Lien expressly permitted by Section 7.3(m)) (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Class II Restricted Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital

Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent, Holdings, Intermediate Holdings, the Borrower or such Subsidiary Guarantor, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          6.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property or assets hereafter acquired by the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          6.11 Designation of Restricted and Unrestricted Subsidiaries. (a) The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such designation.
          (b) The board of directors of the Borrower may designate any Class I or Class II Restricted Subsidiary to be an Unrestricted Subsidiary if such designation complies with paragraph (a) of the definition of the term “Unrestricted Subsidiary” in Section 1.1.
          (c) If, at any time, any Unrestricted Subsidiary fails to comply with the definition of “Unrestricted Subsidiary” or is redesignated by the board of directors of the Borrower as a Restricted Subsidiary (i) it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and shall be a Restricted Subsidiary, (ii) any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and (iii) any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary of the Borrower as of such date.
          6.12 Maintenance of Separate Existence. With respect to each Unrestricted Subsidiary and Class II Restricted Subsidiary, cause such Subsidiary to do all things necessary to continue to be readily distinguishable from the Parent, Holdings, Intermediate Holdings, the Borrower and the Class I Restricted Subsidiaries and maintain its existence separate and apart from that of the Parent, Holdings, Intermediate Holdings, the Borrower and the Class I Restricted Subsidiaries including, without limitation:

     (a) practicing and adhering to organizational formalities, such as maintaining appropriate books and records;
     (b) observing all organizational formalities in connection with all dealings between itself and the Parent, Holdings, Intermediate Holdings, the Borrower and the Class I Restricted Subsidiaries;
     (c) observing all procedures required by its organizational documents and the laws of the jurisdiction of its organization;
     (d) acting solely in its name and through its duly authorized officers or agents in the conduct of its businesses;
     (e) maintaining its deposit and other bank accounts and all of its assets separate from those of any other Person;
     (f) maintaining its financial records separate and apart from those of any other Person;
     (g) not suggesting in any way, within its financial statements, that its assets are available to pay the claims of creditors of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary;
     (h) ensuring that the responsible officers of the Unrestricted Subsidiary or Class II Restricted Subsidiary, as the case may be, duly authorized in accordance with its organizational documents, duly authorize all of its actions;
     (i) ensuring the receipt of proper authorization, when necessary, in accordance with the terms of its organizational documents for its actions;
     (j) not (A) having or incurring any Indebtedness to the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary (except for any such Indebtedness permitted by Section 7.2(k) or (l)); (B) guaranteeing or otherwise becoming liable for any obligations of the Parent, Holdings, Intermediate Holdings, the Borrower (other than Peso Subfacility Loans and Third-Party Peso Loans, if any) or any Class I Restricted Subsidiary; (C) having obligations guaranteed by the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary except to the extent of any guarantee permitted by Section 7.8; (D) making any loans or advances to the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor except for any such Indebtedness that is (i) permitted by Section 7.2, (ii) unsecured, and (iii) subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; (E) holding itself out as responsible for debts of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary or for decisions or actions with respect to the affairs of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary; (F) operating or purporting to operate as an integrated, single economic unit with respect to the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary; (G) seeking to obtain credit or incur any obligation to any third party based upon the assets of the

Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary (except to the extent of any guarantee permitted by Section 7.8); and (H) inducing any such third party to reasonably rely on the creditworthiness of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary (except to the extent of any guarantee permitted by Section 7.8);
     (k) causing the Unrestricted Subsidiaries and the Class II Restricted Subsidiaries to reimburse the Borrower and its other Subsidiaries for the respective shares (determined on a commercially reasonable basis) of the Unrestricted Subsidiaries and Class II Restricted Subsidiaries of the costs of all shared corporate operating services, leases and expenses, including, without limitation, those associated with the services of shared executive officers, employees, consultants and agents, shared computer and other office equipment and software and shared telephone numbers; and otherwise refraining from engaging in any transaction with any of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary unless such transaction is consummated (x) on terms and conditions no less favorable to the Unrestricted Subsidiary or Class II Restricted Subsidiary, as the case may be, than transactions consummated on an arms-length basis with unaffiliated Persons and (y) only with the proper approval and authorization in accordance with such Unrestricted Subsidiary’s or Class II Restricted Subsidiary’s organizational documents, as applicable;
     (l) refraining from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary to substantively consolidate the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary with such Unrestricted Subsidiary or Class II Restricted Subsidiary;
     (m) remaining Solvent;
     (n) conducting all of its business (whether written or oral) solely in its own name (other than using servicemarks, trademarks, slogans or similar Intellectual Property which are in common with those used by the Borrower and its Restricted Subsidiaries) so as not to mislead others as to the identity of each of the Unrestricted Subsidiary, Class II Restricted Subsidiary, the Parent, Holdings, Intermediate Holdings, the Borrower and any Class I Restricted Subsidiary; and
     (o) maintaining a record with respect to any material asset purchased from the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary, including bills of sale (or any similar instrument of assignment) and, if appropriate, filings under the Uniform Commercial Code.
          6.13 Maintenance of Fee Owned Properties. Cause the aggregate value of all fee-owned real property of the Borrower and the Class I Restricted Subsidiaries subject to a Mortgage to be at least $400,000,000 minus the amount of the Net Cash Proceeds of any Sale and Leaseback Transactions consummated after the Closing Date at all times, such value to be determined in accordance with Schedule 6.9 and demonstrated to the reasonable satisfaction of the Administrative Agent.

          6.14 Post-Closing Date Mortgaged Properties. Within 90 days after the Closing Date, execute and deliver to the Administrative Agent with respect to each Post-Closing Date Mortgaged Property and each Specified Leasehold Mortgaged Property listed on Schedule 6.15(a) a Mortgage and each of the other certificates and documents referred to in Sections 5.1(h), 5.1(i), 5.1(k)(iii) (if applicable), (5.1(m), 5.1(n), 5.1(o) and, with respect to each Post-Closing Date Mortgaged Property, Section 5.1(p), in each case, in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent may, in its sole discretion, extend the date for the foregoing deliveries for a period of up to an additional 60 days.
          6.15 Specified Leasehold Mortgaged Properties. Use its commercially reasonable efforts to (a) obtain the landlord agreements and, if applicable, the lease amendments described in Section 5.1(p) for the Specified Leasehold Mortgaged Properties listed on Schedule 6.15(a) and (b) obtain all necessary landlord consents and landlord agreements for the Specified Leasehold Mortgaged Properties listed on Schedule 6.15(b) and if and to the extent any such consent is obtained, within 90 days thereafter execute and deliver to the Administrative Agent with respect to such Specified Leasehold Mortgaged Property a Mortgage and each of the other certificates and documents referred to in Sections 5.1(h), 5.1(i), 5.1(k)(iii) (if applicable), 5.1(m), 5.1(n), 5.1(o) and 5.1(p), in each case, in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 7. NEGATIVE COVENANTS
          The Parent, Holdings, Intermediate Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Parent, Holdings, Intermediate Holdings and the Borrower shall not, and shall not permit any of its Class I Restricted Subsidiaries (and, (i) with respect to Sections 7.2, 7.3, 7.14(a), 7.15, 7.17 and 7.19, Class II Restricted Subsidiaries and (ii) with respect to Sections 7.2 and 7.19, Unrestricted Subsidiaries) to, directly or indirectly:
          7.1 Consolidated Net Senior Secured Leverage Ratio. Permit the Consolidated Net Senior Secured Leverage Ratio for any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Net Senior
Fiscal Quarter	Secured Leverage Ratio
9/30/06 — 9/30/07	4.25 to 1.0
12/31/07 — 9/30/08	4.00 to 1.0
12/31/08 — 9/30/09	3.75 to 1.0
12/31/09 — 9/30/10	3.50 to 1.0
12/31/10 and thereafter	3.00 to 1.0
          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of the Borrower to Holdings, Intermediate Holdings, the Parent or any Subsidiary, and Indebtedness of any Guarantor to the Borrower or any other Guarantor;
     (c) (i) Capital Lease Obligations of the Borrower and its Class I Restricted Subsidiaries in an amount not to exceed $100,000,000, (ii) obligations under any leases of the Borrower and any of its Restricted Subsidiaries in existence on the date hereof and characterized on the date hereof as operating leases which are recharacterized as Capital Lease Obligations after the date hereof and (iii) obligations under any EITF 97-10 Capital Leases;
     (d) Indebtedness of the Borrower and the Class I Restricted Subsidiaries outstanding on the date hereof or arising under agreements entered into prior to the Closing Date and in each case listed on Schedule 7.2(d) (other than the Senior Subordinated Notes) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof (other than any increase not exceeding the amount of all accrued and unpaid interest on the Indebtedness being refinanced, and any fees, premium, if any, and financing costs relating to such refinancing) or any shortening of the maturity of any principal amount thereof);
     (e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;
     (f) Indebtedness of the Borrower and the Guarantors in respect of the Senior Subordinated Notes, including any refinancing thereof, provided that, (w) the aggregate principal amount of such Indebtedness shall not exceed $332,250,000 plus the amount of any interest, fees, premiums or penalties paid in connection with such refinancing, (x) the maturity of any principal amount thereof shall not be earlier than the date which is six months after the seventh anniversary of the Closing Date, (y) the documents under which the Senior Subordinated Notes are refinanced shall have covenants taken as a whole not materially more restrictive than those applicable to the Indebtedness refinanced thereby and (z) the obligations of the Borrower and the Guarantors in respect of such refinancing Indebtedness are subordinated in right of payment to the Obligations to at least the same extent in all material respects as the obligations of the Borrower in respect of the Senior Subordinated Notes as in effect on the Closing Date are subordinated to the Obligations;
     (g) (i) Indebtedness of the Parent or Holdings in respect of the Senior Discount Notes, including any refinancing thereof, provided that, (x) the aggregate amount of such Indebtedness shall not exceed an amount equal to the Accreted Value (as defined in the Senior Discount Note Indenture) of the Senior Discount Notes on the date of such refinancing plus the amount of any fees, premiums or penalties paid in connection with such refinancing, (y) the maturity of any principal amount thereof shall not be earlier than the date which is six months after the seventh anniversary of the Closing Date and (z) the documents under which the Senior Discount Notes are refinanced shall have covenants taken as a whole not materially more restrictive than those applicable to the Indebtedness refinanced thereby; and
     (ii) unsecured Indebtedness of the Parent and Holdings so long as (w) immediately prior to and after giving effect to the incurrence of such Indebtedness, the Parent, Holdings, Intermediate Holdings and the Borrower are in compliance with Section 7.1, (x) the maturity of any principal amount thereof shall not be earlier than the date which is six months after the seventh anniversary of the Closing Date and (y) none of the Borrower or any of its Restricted Subsidiaries has any Guarantee Obligation with respect to such Indebtedness;
     (h) (i) (A) Non-Recourse Debt of the Borrower or any Class I Restricted Subsidiary secured by fee-owned real property of the Borrower or such Class I Restricted Subsidiary that does not constitute Mortgaged Property and (B) upon transfer of any fee-owned property of the type described in the foregoing clause (A) to an Unrestricted Subsidiary, Non-Recourse Debt of such Unrestricted Subsidiary secured by such property, (ii) Indebtedness in respect of Sale and Leaseback Transactions permitted by clause (a) of the proviso to Section 7.11 and (iii) Indebtedness in respect of Sale and Leaseback Transactions permitted by clause (b) of the proviso to Section 7.11; provided that (x) the sum of the principal amount of such Non-Recourse Debt pursuant to clause (i)(A) of this paragraph, plus the aggregate value (in sale price) of such Sale and Leaseback Transactions pursuant to clause (ii) of this paragraph shall not exceed an amount equal to $125,000,000 while this Agreement is outstanding and (y) the Net Cash Proceeds of such Non-Recourse Debt and Sale and Leaseback Transactions are applied toward prepayment of the Loans to the extent required by Section 2.10;
     (i) Indebtedness of any Unrestricted Subsidiary or Class II Restricted Subsidiary consisting entirely of Non-Recourse Debt; provided that, if any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary or Class II Restricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Class I Restricted Subsidiary of the Borrower that was not permitted by this Section 7.2(i);
     (j) Guarantee Obligations of Unrestricted Subsidiaries in respect of the obligations of other Unrestricted Subsidiaries and Class II Restricted Subsidiaries not otherwise prohibited hereunder, and Guarantee Obligations of Class II Restricted Subsidiaries of obligations of other Class II Restricted Subsidiaries not otherwise prohibited hereunder;
     (k) intercompany Indebtedness of any Class II Restricted Subsidiary or Unrestricted Subsidiary to the Borrower or any Class I Restricted Subsidiary outstanding on the date hereof and listed on Schedule 7.2(k) (including any accrued but unpaid interest thereon accruing subsequent to the Closing Date) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof other than the amount of any accrued interest) or shortening of the maturity of any principal amount thereof (which shall not prohibit any prepayments made with cash), which Indebtedness is evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent which has been delivered to the Administrative Agent;
     (l) other Indebtedness of an Unrestricted Subsidiary or Class II Restricted Subsidiary to the Borrower or any Class I Restricted Subsidiary permitted by Section 7.8(h);
     (m) Indebtedness of any Person that is acquired by the Borrower or any of its Restricted Subsidiaries and becomes a Restricted Subsidiary or is merged with or into the Borrower or any of its Restricted Subsidiaries after the Closing Date and Indebtedness secured by an asset acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date and, in each case, refinancings, renewals, extensions, refundings and replacements thereof (provided that any such refinancing, renewal, extension, refunding or replacement shall not (i) increase the principal amount of such Indebtedness other than by the amount of any accrued interest, (ii) shorten the maturity of any principal amount of such Indebtedness, (iii) change the obligor under such Indebtedness or (iv) expand the Property securing such Indebtedness); provided that (i) such original Indebtedness was in existence on the date such Person became a Restricted Subsidiary or merged with or into the Borrower or any of its Restricted Subsidiaries or on the date that such asset was acquired, as the case may be, (ii) such original Indebtedness was not created in contemplation of such Person becoming a Restricted Subsidiary or merging with or into the Borrower or any of its Restricted Subsidiaries or such asset being acquired, as the case may be, (iii) immediately after giving effect to the acquisition of such Person or asset by the Borrower or any of its Restricted Subsidiaries, as the case may be, no Default or Event of Default shall have occurred and be continuing and (iv) after giving pro forma effect to such acquisition, the Consolidated Net Senior Secured Leverage Ratio shall not be greater than 3.0 to 1.0;
     (n) Indebtedness of the Borrower or any Class II Restricted Subsidiary under the Peso Subfacility and/or under a loan facility denominated in Pesos providing for loans made under documentation other than the Loan Documents (“Third-Party Peso Loans”) in an aggregate maximum principal amount as of any Peso Borrowing Date and after giving effect to the borrowings and any repayments to be made on such date not to exceed the Peso equivalent (calculated as of the Peso Borrowing Calculation Date) of $25,000,000 and guarantees thereof by the Parent, Holdings, Intermediate Holdings, the Borrower or any Restricted Subsidiary; provided, that the aggregate amount available under the Peso Subfacility, Third-Party Peso Loans and the Revolving Credit Commitments shall not exceed the Total Revolving Credit Commitments;
     (o) unsecured Indebtedness of the Borrower and Subsidiary Guarantors used to refinance the Senior Discount Notes; provided that after giving pro forma effect to the incurrence of such Indebtedness, the ratio of Consolidated Total Debt to Consolidated EBITDA shall not be greater than 4.5 to 1.0;
     (p) Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instrument presented by the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Subsidiaries in the ordinary course of business against insufficient funds;
     (q) Indebtedness of the Borrower or any Subsidiary in respect of (i) workers’ compensation claims and self-insurance obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums with the providers of such insurance or their Affiliates in the ordinary course of business, (iii) surety, appeal and performance bonds entered into in the ordinary course of business and (iv) take-or pay obligations arising under supply agreements entered into in the ordinary course of business;
     (r) Indebtedness arising from or representing deferred compensation to employees of the Parent or any of its Subsidiaries incurred in the ordinary course of business; and
     (s) additional Indebtedness of the Borrower and Subsidiary Guarantors in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding.
          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes, fees, assessments and other governmental charges not yet delinquent or which remain payable without penalty or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, landlords’ (whether statutory or otherwise), mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or remain payable without penalty or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions, minor defects and irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), and any replacements of such Liens in connection with any refinancing of such Indebtedness permitted by such Section, provided that no such Lien is spread to cover any additional Property after the Closing

Date (other than additions, accessions and improvements thereto and proceeds thereof) and that the amount of Indebtedness (plus any interest, fees, premium, if any, and financing costs) secured thereby is not increased;
     (g) Liens securing Indebtedness incurred pursuant to Section 7.2(c) to finance the acquisition, construction or repair of fixed or capital assets or to refinance any such Indebtedness, provided that (i) such Liens shall be created substantially contemporaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (other than any improvements, proceeds, additions or accessions with respect thereto) and (iii) the amount of Indebtedness secured thereby is not increased (other than to the extent of accrued interest, fees, premium, if any and financing costs);
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;
     (k) Liens on fee-owned property of the Borrower and Class I Restricted Subsidiaries not subject to a Mortgage securing Non-Recourse Debt or Sale and Leaseback Transactions permitted by Section 7.11;
     (l) Liens on assets of any Class II Restricted Subsidiary securing Non-Recourse Debt of such Class II Restricted Subsidiary permitted by Section 7.2;
     (m) Liens securing Indebtedness permitted by Section 7.2(m) on property of a Person or on an asset existing at the time such Person is merged with or into or consolidated with or is acquired by the Borrower or any Class I Restricted Subsidiary of the Borrower or such asset is so acquired; provided that such Liens were not incurred in connection with or in contemplation of such transaction and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by, or the asset so acquired by, the Borrower or such Class I Restricted Subsidiary, as applicable, and accessions, additions and improvements thereto and proceeds thereof;
     (n) Liens on assets of a Subsidiary of the Borrower in favor of the Borrower or any Guarantor;

     (o) Liens in connection with the defeasance of the Senior Subordinated Notes or Senior Discount Notes covering the proceeds of Indebtedness which constitutes refinancing Indebtedness of the Senior Subordinated Notes or Senior Discount Notes permitted by Section 7.2(f) or (g) and other funds intended for such purpose, provided that, such Lien covers proceeds in an aggregate amount necessary solely to defease the principal, interest, premium, if any, and, if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Senior Subordinated Notes or Senior Discount Notes;
     (p) Liens of the trustee under Section 7.7 of the Senior Subordinated Note Indenture as in effect on the Closing Date and Section 7.7 of the Senior Discount Notes Indenture (and similar provisions if the Senior Subordinated Note Indenture and the Senior Discount Notes Indenture are amended in accordance with Section 7.9 or refinanced pursuant to Section 7.2(f), (g) or (o)) on money or property held or collected by the trustee thereunder;
     (q) Liens on assets of any joint venture or partnership pursuant to the organizational documents of such joint venture or partnership, provided that, such Liens cover only the assets of such joint venture or partnership, as the case may be;
     (r) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.1(h);
     (s) Liens in the nature of a right of first refusal, redemption rights or other restrictions on transfer existing as of the Closing Date in respect of the shares or partnership interest of Fandango, Inc., Laredo Theatre, Ltd., Greeley, Ltd., NCM Holdings or National CineMedia, LLC held by the Borrower and its Class I Restricted Subsidiaries;
     (t) the rights of film distributors under film licensing contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business on a basis customary in the movie exhibition industry;
     (u) Liens on the stock of and assets of Class II Restricted Subsidiaries to secure the Peso Subfacility or the Third-Party Peso Loans;
     (v) Liens securing Indebtedness of the Borrower and Subsidiary Guarantors permitted under Section 7.2(s);
     (w) Liens solely on earnest money deposits of cash made by the Borrower or its Restricted Subsidiaries in connection with a Permitted Acquisition;
     (x) (i) Licenses, sublicenses or similar rights to use any patent, trademark, copyright or other intellectual property right granted to others by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or such Restricted Subsidiary or (B) secure Indebtedness and (ii) any rights reserved by or vested in any Governmental

Authority with respect to any franchise, grant, license or permit held by the Borrower or any of its Restricted Subsidiaries;
     (y) Liens securing insurance premium financing arrangements entered into in the ordinary course of business; and
     (z) Liens securing obligations not constituting Indebtedness in an aggregate amount not to exceed $1,000,000 at any one time outstanding.
          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property, except that:
     (a) the Parent, Holdings, Intermediate Holdings or any Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Guarantor (provided that (i) a Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower shall comply with Section 6.9 in connection therewith);
     (b) any Person may enter into a merger, consolidation or amalgamation with any Class I Restricted Subsidiary as a means of implementing a Permitted Acquisition permitted by Section 7.8 (provided that such Class I Restricted Subsidiary shall be the continuing or surviving corporation);
     (c) any Person may Dispose of all or substantially all of its Property pursuant to a transaction permitted by Section 7.5; and
     (d) the Specified Reorganizations may be consummated; provided that after giving effect to each Specified Reorganization, (i) at least two of the Parent, Holdings, Intermediate Holdings and the Borrower shall be the continuing or surviving corporations of such Specified Reorganization, (ii) if any Indebtedness of Holdings which is not guaranteed by the Borrower is then outstanding, the Borrower and Holdings may not merge or otherwise combine with each other, (iii) the Borrower or its successor shall be a direct Wholly Owned Subsidiary of Holdings or its successor or Intermediate Holdings, (iv) whichever of the Parent, Holdings or Intermediate Holdings that survives such Specified Reorganization shall be a Guarantor hereunder and (v) if the Borrower is a party to such Specified Reorganization and is not the surviving entity thereof, Holdings (or its successor, if applicable) or Intermediate Holdings shall execute and deliver all documentation and shall take all actions, and cause the successor Borrower to take all actions, reasonably deemed necessary or advisable by the Administrative Agent (including the delivery of all stock certificates and related stock powers, the deliver of officer’s certificates, corporate resolutions and legal opinions and the filing of Uniform Commercial Code financings statements) to the confirm the Liens granted under the Guarantee and Collateral Agreement and the other Security Documents and assume all obligations under the Loan Documents.

          7.5 Limitation on Disposition of Property. Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Class I Restricted Subsidiary, issue or sell any shares of such Class I Restricted Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete, surplus or worn out property in the ordinary course of business, including the sale of parcels of real property adjacent to parcels being used in the Borrower’s or any Class I Restricted Subsidiary’s business, which adjacent parcels are not necessary in the business of the Borrower or such Class I Restricted Subsidiary;
     (b) (i) the Disposition of inventory in the ordinary course of business and (ii) the granting of leases, licenses, subleases and sublicenses of real and personal property (including Intellectual Property) in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
     (c) Dispositions permitted by Section 7.4(a), (b) and (d) and Sections 7.6 and 7.8;
     (d) the Disposition of any Property to, or the sale or issuance of any Subsidiary’s Capital Stock to, the Borrower or any Subsidiary Guarantor;
     (e) any Recovery Event;
     (f) an exchange or “swap” of fixed, tangible assets of the Borrower or any of its Class I Restricted Subsidiaries for the assets of a Person other than the Borrower and its Class I Restricted Subsidiaries; provided that, (i) the assets received by the Borrower or such Class I Restricted Subsidiary will be used or useful in a similar line of business that the Borrower and its Class I Restricted Subsidiaries are engaged in on the date of this Agreement or that are reasonably related thereto, (ii) the Borrower or such Class I Restricted Subsidiary receives reasonably equivalent value for such assets, such equivalent value to be demonstrated to the reasonable satisfaction of the Administrative Agent (or, in the case of an exchange or “swap” with a non-Affiliate of any Loan Party, as determined by the board of directors of the Borrower or such Class I Restricted Subsidiary, as the case may be) and (iii) if the asset which is the subject of such exchange or “swap” constituted Collateral hereunder, the Borrower or such Class I Restricted Subsidiary shall take such action necessary to create and perfect the security interest of the Administrative Agent for the benefit of the Secured Parties in the assets received by the Borrower or such Class I Subsidiary in such exchange or “swap” pursuant to Section 6.9, provided further that, the fair market value of all such assets exchanged or “swapped” shall not exceed $150,000,000 during the term of this Agreement;
     (g) the issuance and sale of directors’ qualifying shares and shares required by applicable law to be held by a Person other than the Borrower or its Class I Restricted Subsidiaries;

     (h) the issuance and sale of minority interests in joint ventures, partnerships and other entities to third parties to the extent that the proceeds of such sale are reinvested in the related joint venture, partnership or other entity;
     (i) any sale and leaseback transaction permitted by Section 7.11;
     (j) a sale or other Disposition of the type described in EITF 97-10 in connection with a sale and leaseback transaction otherwise permitted hereby;
     (k) the Disposition of any real property subject to a sale contract on the Closing Date as described on Schedule 7.5(k);
     (l) the Disposition of the Borrower’s or any Class I Restricted Subsidiary’s minority interest in National CineMedia, LLC, NCM Holdings or any holding company holding any such interest and the subsequent Disposition of any consideration received pursuant to such Disposition; provided that the Net Cash Proceeds of such Disposition are applied toward prepayment of the Loans to the extent required by Section 2.10(c);
     (m) the Disposition of cash and Cash Equivalents permitted under this Agreement;
     (n) Dispositions of Property pursuant to contracts between the Borrower and the U.S. Department of Justice related to the Acquisition up to the amount set forth in Section 6.3(d) of the Acquisition Agreement as in effect on the date of execution thereof; and
     (o) the Disposition of other assets having a fair market value not to exceed $500,000,000 during the term of this Agreement.
          7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition for value of, any Capital Stock of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary that owns the common stock (or equivalent ownership interests) of the Subsidiary making such Restricted Payment;
     (b) the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent, provided that, in the case of preferred stock,

such preferred stock is not redeemable at the option of the holder thereof and not mandatorily redeemable in any circumstance until after the date which is six months after the seventh anniversary of the Closing Date;
     (c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Intermediate Holdings, Intermediate Holdings may make Restricted Payments to Holdings and Holdings may make Restricted Payments to the Parent, to permit the Parent to purchase, and the Parent may purchase, the Parent’s common stock or common stock options from present or former officers or employees (and their heirs, estates and assigns) of the Parent, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause shall not exceed $3,000,000 in any twelve month period (with unused amounts in any twelve month period being carried over to succeeding twelve months periods subject to a maximum carry-over amount of $6,000,000);
     (d) the Borrower may make Restricted Payments to Intermediate Holdings, Intermediate Holdings may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to the Parent, to permit Holdings, Intermediate Holdings and the Parent to pay (i) any taxes which are due and payable by the Parent, Holdings, Intermediate Holdings and the Borrower and their Subsidiaries as part of a consolidated group, (ii) customary fees to members of its board of directors, (iii) ordinary course corporate operating expenses, (iv) principal and interest on Indebtedness permitted under Section 7.2, provided that, no Restricted Payments may be made to pay cash interest on any Indebtedness permitted under Section 7.2(g) prior to June 30, 2009 and (v) the management advisory fees and expenses permitted under Section 7.10;
     (e) the Borrower or any Class I Restricted Subsidiary may make Restricted Payments to any other Person to repurchase minority interests in any joint venture, partnership or other entity which is a Subsidiary of the Borrower;
     (f) the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary may purchase, redeem, retire or otherwise acquire its Capital Stock with the proceeds of a substantially contemporaneous issuance of new shares of its common stock or preferred stock that is not redeemable at the option of the holder thereof and not mandatorily redeemable in any circumstance until after the date which is six months following the seventh anniversary of the Closing Date;
     (g) the Borrower and its Subsidiaries may, upon the sale of any Subsidiary of the Borrower or any assets of such Subsidiary, make distribution of the proceeds of such sale to any holders of minority equity interests in such Subsidiary as required by the partnership agreement, joint venture agreement or other analogous agreement of such Subsidiary, as the case may be, provided that, such sale is permitted under Section 7.5;
     (h) any Subsidiary of the Borrower that is not 100% owned, directly or indirectly, by the Borrower may make distributions to its equity holders as required by its respective partnership agreement, joint venture agreement or other analogous agreement of such Subsidiary, provided that, the aggregate amounts distributed pursuant to this clause (h) to Persons other than the Borrower and its Subsidiaries shall not exceed $10,000,000 in any Fiscal Year;
     (i) the Borrower may make Restricted Payments to Intermediate Holdings, Intermediate Holdings may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to the Parent, in the amount required to redeem, repurchase or defease the Senior Discount Notes to the extent permitted by Section 7.9(a); and
     (j) the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Applicable Amount at the time of, and immediately prior to the making of, any such Restricted Payment; provided that, at the time of and immediately after giving effect to any such Restricted Payment under this paragraph (j), no Default or Event of Default shall have occurred and be continuing.
          7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditures except:
     (a) Capital Expenditures made (or deemed made) with the proceeds of any Reinvestment Deferred Amount (including Capital Expenditures made during the six-month period prior to the relevant Reinvestment Event);
     (b) Capital Expenditures in any Fiscal Year to finance the acquisition, construction or leasing of fixed or capital assets of the Borrower and its Class I Restricted Subsidiaries in the ordinary course of business not exceeding:
     (i) for the Fiscal Year 2006, $160,000,000; and
     (ii) thereafter, the Applicable Consolidated EBITDA Amount for such Fiscal Year;
provided, that (x) such amounts referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (y) Capital Expenditures made pursuant to this paragraph (b) during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (x) above; and
     (c) to the extent that no amounts under Section 7.7(a) and (b) are available, Capital Expenditures to finance the acquisition, construction or leasing of fixed or capital assets in an amount not to exceed the Applicable Amount at the time of, and immediately prior to the making of, such Capital Expenditure; provided that, immediately prior to and after giving effect to such Capital Expenditure under this paragraph (c), no Default or Event of Default shall have occurred and be continuing.

          7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents;
     (c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), (e) and (k) (and any Investment consisting of equity interests arising upon the conversion to equity of any Indebtedness permitted by Section 7.2(k)) and any guarantee permitted by Section 7.2(a), (f), (g)(ii), (m), (n) or (o);
     (d) Investments in assets useful in the Borrower’s or a Class I Restricted Subsidiary’s business (other than inventory) made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;
     (f) equity interests acquired by the Borrower or any Restricted Subsidiary in a Person engaged in the indoor motion picture exhibition business if (i) such Person’s theaters are managed by the Borrower or such Restricted Subsidiary, (ii) such equity interest is acquired solely in exchange for services rendered in connection with the management of such Person’s theaters, (iii) the board of directors of the Borrower determines that such acquisition is in the best interests of the Borrower and (iv) promptly after the acquisition of such equity interests, such equity interests are pledged to the Administrative Agent for the benefit of the Secured Parties to the extent required by Section 6.9;
     (g) loans and advances to employees of the Parent, Holdings, Intermediate Holdings, the Borrower or any of the Class I Restricted Subsidiaries in the ordinary course of business (including for travel and entertainment expenses) in an aggregate amount not to exceed $1,000,000 at any one time outstanding;
     (h) Investments by the Borrower or any of its Class I Restricted Subsidiaries in Unrestricted Subsidiaries, Class II Restricted Subsidiaries, partnerships, joint ventures and other entities that are not Guarantors in an amount not to exceed the Applicable Amount at the time of, and immediately prior to the making of, any such Investment; provided that, (i) any such amounts invested in any entity that is not a Subsidiary or the business of which is outside the Borrower’s primary line of business shall not exceed $5,000,000 in any Fiscal Year and (ii) immediately prior to and after giving effect to such Investment under this paragraph (h), no Default or Event of Default shall have occurred and be continuing; and provided further that (x) transfers by the Borrower or the Class I

Restricted Subsidiaries to any Unrestricted Subsidiary of fee-owned property in connection with the incurrence by such Unrestricted Subsidiary of Non-Recourse Debt secured by such fee-owned property, as contemplated by Section 7.2(h)(i)(B) and (y) Investments in Brazilco by any Unrestricted Subsidiary that is subsequently designated as a Class I Restricted Subsidiary, in each case shall not constitute Investments for purposes of determining the Applicable Amount;
     (i) Investments by the Borrower or any of its Class I Restricted Subsidiaries in Permitted Acquisitions, provided that, (A) to the extent such Investment results in the creation or acquisition of a Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary of the Class I Restricted Subsidiary so acquired), such Subsidiary must be a Class I Restricted Subsidiary and (B) immediately prior to and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing;
     (j) Investments permitted by Sections 7.5(b), 7.5(f), 7.5(h), 7.6 and 7.17;
     (k) the Acquisition;
     (l) Investments in Subsidiaries of the Borrower resulting from purchases of minority interests in such Subsidiaries in exchange for the Parent’s common stock;
     (m) Investments by the Borrower or any of its Class I Restricted Subsidiaries consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business;
     (n) Investments by the Borrower or any of its Class I Restricted Subsidiaries consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements; and
     (o) Investments by the Borrower or any of its Class I Restricted Subsidiaries received in connection with the bankruptcy or reorganization of or settlement of, delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business.
          7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Except as permitted by Section 7.2(f), (g) or (o), make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Subordinated Notes or the Senior Discount Notes (except that (i) the Borrower may repurchase or redeem the Senior Subordinated Notes, (ii) Holdings or the Borrower may repurchase or redeem the Senior Discount Notes, provided that, the aggregate principal amount of the Senior Subordinated Notes repurchased or redeemed after the Closing Date pursuant to clause (i) above plus the aggregate accreted amount of the Senior Discount Notes repurchased or redeemed after the Closing Date pursuant to clause (ii) above shall not exceed the Applicable Amount at the time of, and immediately prior to the making of, any such repurchase or redemption, (iii) if at any time, the Consolidated Senior Secured Leverage Ratio as of the most recent quarter end for which financial statements have been delivered to the Agents pursuant to Section 6.1 is less than 3.0 to 1.0, the Borrower may repurchase or redeem the Senior

Subordinated Notes and (iv) if at any time, the Consolidated Senior Secured Leverage Ratio as of the most recent quarter end for which financial statements have been delivered to the Agents pursuant to Section 6.1 is less than 2.5 to 1.0, Holdings or the Borrower may repurchase or redeem the Senior Discount Notes), or segregate funds (except in connection with a repurchase, redemption or defeasance permitted by the preceding parenthetical) for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Subordinated Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Discount Notes (other than any such amendment, modification, waiver or other change which (A) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries or add any Guarantor as a guarantor of the Senior Subordinated Notes, provided that such guarantee is subordinated in right of payment to the Guarantor’s guarantee of the Obligations to at least the same extent in all material respects as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated to the Obligations or (B) does not require the consent of any holder of the Senior Subordinated Notes or Senior Discount Notes, as applicable, to (i) cure any ambiguity, defect or inconsistency or (ii) comply with the requirements of the SEC in order to effect or maintain the qualification of the Senior Subordinated Note Indenture or the Senior Discount Note Indenture, as the case may be, under the TIA (as defined in the applicable agreement)), (c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture or (d) amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be material and adverse to the Lenders.
          7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent, Holdings, Intermediate Holdings, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Parent, Holdings, Intermediate Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for:
     (i) so long as no Default or Event of Default shall have occurred and be continuing, the payment of customary annual fees and related expenses to the Sponsor and its Affiliates; provided that such fees shall not, in the aggregate, exceed $1,000,000 (plus out of pocket expenses) in any twelve-month period commencing after the date of this Agreement;
     (ii) so long as no Default or Event of Default shall have occurred and be continuing, the payment of customary transaction, management, consulting and advisory fees and related expenses to the Sponsor and its Affiliates made pursuant to financial advisory, financing or underwriting agreements in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestures, in each case, which payments are (a) reasonably related to the services performed and (b) approved by a majority of the members of the board of directors of the Borrower not affiliated with the Sponsor;
     (iii) such other transactions with transaction values not exceeding $15,000,000 in the aggregate for all such transactions consummated during the term of this Agreement; and
     (iv) transactions in the ordinary course of business with National CineMedia, LLC and NCM Holdings and transactions in the ordinary course of business with the other members of National CineMedia, LLC and NCM Holdings in relation to Borrower’s or any Subsidiary’s interest therein, so long as at the time of entry into of any such transaction the Borrower determined that such transaction was reasonable in relation to its business.
          7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent, Holdings, Intermediate Holdings, the Borrower or such Class I Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent, Holdings, Intermediate Holdings, the Borrower or such Class I Restricted Subsidiary; provided, that, so long as the Net Cash Proceeds of any of the following transactions are applied toward prepayment of the Loans to the extent required by Section 2.10, (a) the Borrower or any Class I Restricted Subsidiary may consummate Sale and Leaseback Transactions with respect to any fee-owned property set forth on Schedule 7.11 that does not constitute Mortgaged Property or property acquired in Section 7.5(f) swaps in exchange for such property set forth on such Schedule and (b) the Borrower or any Class I Restricted Subsidiary may consummate Sale and Leaseback Transactions with respect to any real property acquired by the Borrower or any Class I Restricted Subsidiary after the Closing Date.
          7.12 Limitation on Changes in Fiscal Periods. Permit the Fiscal Year to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Class I Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:
     (a) this Agreement and the other Loan Documents;
     (b) the Senior Subordinated Note Indenture;

     (c) the Senior Discount Note Indenture;
     (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);
     (e) in connection with any Lien permitted under Section 7.3(b), (c), (d), (f), (g), (i), (k), (m), (o), (s), (u) or (v) or any document or instrument governing any such Lien, provided that such prohibition or limitation shall only be effective against the assets subject to such Lien;
     (f) pursuant to customary restrictions and conditions contained in any agreement related to the sale of any property permitted under Section 7.5, pending the consummation of such sale, provided that such prohibition or limitation shall only be effective against the assets to be sold;
     (g) leases, licenses and other agreements entered into in the ordinary course of business (other than for Indebtedness);
     (h) provisions in corporate charters, bylaws, stockholders agreements, partnership agreements, limited liability company agreements and similar agreements entered into in connection with Investments permitted by Section 7.8 and negotiated in good faith and not with the purpose of avoiding the restrictions of this Section; and
     (i) restrictions on cash or other deposits or net worth imposed by customers and suppliers in the ordinary course of business.
          7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Class I Restricted Subsidiary (or, in the case of clause (a) only, any Class II Restricted Subsidiary of the Borrower) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Class I Restricted Subsidiary, (b) make Investments in the Borrower or any other Class I Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Class I Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending such Disposition and (iii) agreements, instruments and documents of the types described in clauses (b) through (i) of Section 7.13 (provided, that, in the case of any such type that is limited to certain assets (including Capital Stock) or Persons, the permission in this clause (iii) shall also be limited to such assets or Persons) and negotiated in good faith and not with the purpose of avoiding the restrictions of this Section. Notwithstanding any of the foregoing, the ability of any Class II Restricted Subsidiary to make Restricted Payments may be subject to encumbrances and restrictions imposed by agreements or instruments relating to any Non-Recourse Debt of such Class II Restricted Subsidiary.

          7.15 Limitation on Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
          7.16 Limitation on Activities of the Parent, Holdings and Intermediate Holdings. In the case of the Parent, Holdings and Intermediate Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:
     (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than those incidental to
     (i) in the case of the Parent, (A) issuances and sales of its Capital Stock and options, warrants and rights related thereto, and (B) its ownership of the Capital Stock of Holdings, or after a Specified Reorganization, Intermediate Holdings or the Borrower,
     (ii) in the case of Holdings, its ownership of the Capital Stock of Intermediate Holdings, or after a Specified Reorganization, the Borrower,
     (iii) in the case of Intermediate Holdings, its ownership of the Capital Stock of the Borrower,
     (iv) the Indebtedness permitted under Section 7.2,
     (v) the ownership of intercompany Indebtedness permitted under Section 7.2,
     (vi) the transactions permitted under Section 7.10,
     (vii) the Acquisition, and
     (viii) the rights and obligations hereunder and under the other Loan Documents;
     (b) incur, create, assume or suffer to exist any Indebtedness or other material liabilities or financial obligations, except
     (i) nonconsensual liabilities and obligations imposed by operation of law,
     (ii) pursuant to the Loan Documents to which it is a party,
     (iii) liabilities and obligations with respect to its Capital Stock (and in the case of the Parent, options, warrants and rights related thereto),
     (iv) Indebtedness permitted under Section 7.2,
     (v) taxes,

     (vi) customary fees to members of its board of directors,
     (vii) ordinary course corporate operating expenses,
     (viii) liabilities and obligations arising out of Restricted Payments permitted under Section 7.6,
     (ix) the transactions permitted under Section 7.10,
     (x) liabilities and obligations arising out of operations permitted under clause (a) of this Section or ownership of assets permitted under clause (c) of this Section; or
     (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents) other than
     (i) in the case of the Parent, the ownership of shares of Capital Stock of Holdings, or after a Specified Reorganization, Intermediate Holdings or the Borrower,
     (ii) in the case of Holdings, the ownership of shares of Capital Stock of Intermediate Holdings or, after the occurrence of a Specified Reorganization, the Borrower,
     (iii) in the case of Intermediate Holdings, the ownership of shares of Capital Stock of the Borrower,
     (iv) the ownership of intercompany Indebtedness permitted under Section 7.2,
     (v) customary minimum balances of cash and Cash Equivalents,
     (vi) cash and Cash Equivalents pending application to an Indebtedness, liability or obligation permitted under clause (b) of this Section,
     (vii) in the case of the Parent, on any date cash and Cash Equivalents pending application to ordinary course corporate operating expenses of the Parent for the two year period following such date in an amount not to exceed $3,000,000, and
     (viii) Capital Stock of the Target to the extent necessary or advisable (with the agreement of the Administrative Agent (such agreement not to be unreasonably withheld)) in connection with the Acquisition.
Notwithstanding any of the foregoing, Holdings shall be allowed to repurchase or redeem its Senior Discount Notes to the extent permitted by Section 7.9(a).

          7.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business (i) to protect against changes in interest rates or to reduce overall interest costs with respect to Funded Debt of the Parent and its Subsidiaries to the extent that such Hedge Agreements have an aggregate notional amount equal to or less than an amount reasonably related to the amount of such Funded Debt, all such determinations to be made at the time of incurrence of such Hedge Agreement and (ii) to protect against changes in currency exchange rates or commodity prices and to reduce overall costs with respect to such currency exchange rates or commodity prices to the extent that such Hedge Agreements are in an aggregate notional amount equal to or less than an amount reasonably related to the exposure of the Borrower and its Restricted Subsidiaries with respect to such currencies or commodities, as applicable.
          7.18 Limitation on New Leases. Enter into any lease of real estate contemplating an annual rental payment of more than $500,000, unless (i) the leasehold lender protections required by Section 5.1(p) are incorporated into such lease or a separate landlord’s agreement and (ii) accompanied by a binding and recordable short form lease or lease memorandum.
          7.19 Limitations on Activities of Class II Restricted Subsidiaries and Unrestricted Subsidiaries. Notwithstanding anything to the contrary in this Agreement, except to the extent the Parent, Holdings, Intermediate Holdings, the Borrower or a Class I Restricted Subsidiary would be permitted to take such action under this Agreement: (a) permit any Class II Restricted Subsidiary or Unrestricted Subsidiary to (i) pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition for value of, any Capital Stock of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary, (ii) make any other payment or distribution in respect of any Capital Stock of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary or (iii) enter into any derivatives or other transaction with a Derivatives Counterparty obligating such Subsidiary to make payments to such Derivatives Counterparty as a result of any change in the market value of any Capital Stock of the Parent, Holdings, Intermediate Holdings, the Borrower or any Class I Restricted Subsidiary or the Senior Subordinated Notes, (b) permit any Class II Restricted Subsidiary to make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Subordinated Notes or the Senior Discount Notes, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance or (c) furnish any funds to any other Person for purposes of enabling it to engage in any transaction prohibited by the foregoing clause (a).
          7.20 Amendments to Acquisition Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto the Acquisition taken as a whole shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT
          8.1 Events of Default. If any of the following events shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
     (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Parent, Holdings, Intermediate Holdings and the Borrower only), Section 6.7(a) or Section 7, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
     (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
     (e) The Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto or, with respect to any Capital Lease Obligation, after giving effect to any grace period with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or
     (f) (i) The Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) One or more final judgments or decrees shall be entered against the Parent, Holdings, Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries involving for the Parent, Holdings, Intermediate Holdings, the Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disclaimed coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to this Agreement), to be in full force and effect, and the Borrower shall not cure such event within three Business Days after notice thereof; (ii) any Loan Party shall assert that any of the Security Documents are not in full force and effect; or (iii) any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party shall so assert (other than by reason of the express release thereof pursuant to this Agreement), and the Borrower shall not cure such event within three Business Days after notice thereof; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (i) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph shall have occurred and be continuing with respect to Collateral with a fair market value which exceeds $250,000 in the aggregate; or
     (j) (i) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to this Agreement), to be in full force and effect, and the Borrower shall not cure such event within three Business Days after notice thereof; or (ii) or any Loan Party shall assert that the guarantee contained in Section 2 of the Guarantee and Collateral Agreement is not in full force and effect; or
     (k) Any Change of Control shall occur; or
     (l) The Senior Subordinated Notes shall cease, for any reason, to be validly subordinated to the Obligations, as provided in any Senior Subordinated Note Indenture (other than in the case of the defeasance of the Senior Subordinated Notes), or any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default and such Event of Default is continuing, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower within ten Business Days of such expiration (or such other Person as may be lawfully entitled thereto).
          8.2 Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.1, in the event of any Event of Default under the covenant set forth in Section 7.1 and until the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Parent may engage in any Permitted Equity Issuance to the Permitted Investors and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds applied to the cure right in this Section 8.2 (i) are actually received by the Borrower and contributed to the common equity of the Borrower (including through capital contribution of such Net Cash Proceeds directly or indirectly by the Parent to the Borrower) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) do not increase the Applicable Amount or any other item specified in this Agreement as being increased by the amount of any contributed equity, (iii) are not deducted from Consolidated Senior Secured Debt in the determination of the Consolidated Net Senior Secured Leverage Ratio and (iv) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.1 for any applicable period. The parties hereby acknowledge that this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.1 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

          (b) Notwithstanding the provisions of Section 8.2(a), (x) in each period of four fiscal quarters, there shall be at least one fiscal quarter in which no cure set forth in Section 8.2(a) is made and (y) in each period of eight fiscal quarters, there shall be at least four consecutive fiscal quarters in which no cure set forth in Section 8.2(a) is made.
SECTION 9. THE AGENTS
          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by such Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, the Parent, Holdings, Intermediate Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders or if such notice is from a Lender, to the Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower or any Guarantor and without limiting the obligation of the Borrower or any Guarantor to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9 Successor Agents. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent, if any, hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.
          9.11 The Arrangers; the Syndication Agent; the Co-Documentation Agent. None of the Arrangers, the Syndication Agent or the Co-Documentation Agents, in their respective capacities as such, shall have any duties or responsibilities, or incur any liability, under this Agreement and the other Loan Documents.
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

     (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;
     (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;
     (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;
     (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document directly affecting the rights, obligations or duties of any Agent without the consent of such Agent;
     (vi) amend, modify or waive any provision of Section 2.16 without the consent of each Lender directly affected thereby;
     (vii) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;
     (viii) amend or modify Section 10.6 to add any additional consent requirements necessary to effect any assignment or participation under such Section (other than the consent of the Borrower) without the consent of each Lender;
     (ix) amend, modify or waive any provision of Section 2.10 without the consent of the Required Prepayment Lenders; or
     (x) amend Section 10.6(g) except in the manner set forth in the last sentence thereof.
In addition to the amendments described above, and notwithstanding anything in this Section 10.1 to the contrary, the Peso Subfacility Amendments may be effected in accordance with the provisions of Section 2.23.
          Any waiver, amendment, supplement or modification effected in accordance with this Section 10.1 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
          If the Required Lenders shall have approved any amendment which requires the consent of all of the Lenders, the Borrower shall be permitted to replace any non-consenting Lender with another lender, provided that, (i) the replacement lender shall purchase at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the Borrower shall be liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto (as if such purchase constituted a prepayment of such Loans), (iii) such replacement lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, with respect to the replacement of a Revolving Credit Lender, each Issuing Lender (such consent not to be unreasonably withheld), (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (v) such replacement Lender shall consent to the proposed amendment and (vi) any such replacement shall not be deemed to be a waiver of any rights the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or of the replaced Lender against the Borrower.
          For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders, the Majority Facility Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with (except pursuant to the Peso Subfacility Amendments) or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders (prior to giving effect to clause (y)).
          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Parent, Holdings, Intermediate Holdings, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the

Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Parent:	Cinemark Holdings, Inc.
3900 Dallas Parkway
Suite 500
Plano, Texas 75093
Attention: Robert Copple, Chief Financial Officer
Telephone: (972) 665-1000
Facsimile: (972) 665-1004

with a copy to:	Attention: Michael Cavalier, Senior VP-General Counsel
Telephone: (972) 665-1000
Facsimile: (972) 665-1004

Holdings, Intermediate
Holdings and the Borrower:	c/o the Parent

The Syndication Agent:	Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, New York 10036
Attention: Steve King
Telephone: (212) 761-3915
Telecopy: (212) 507-4687

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Loan Portfolio Group
Telecopy: (646) 758-4617
Telephone: (212) 526-7150

with a copy to:	Lehman Brothers Inc.
399 Park Avenue
New York, NY 10022
Attention: Brian Gross
Telecopy: (646) 758-5331
Telephone: (212) 526-4625

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower
provided that any notice, request or demand to or upon any Agent, any Issuing Lender or any Lender shall not be effective until received.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, defend, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, Holdings, Intermediate Holdings, the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) arising from claims asserted by another Indemnitee against such Indemnitee. The Borrower shall have the right to undertake, conduct and control through counsel of its own choosing (which counsel shall be acceptable to the applicable Indemnitee acting reasonably), the conduct and settlement of claims with respect to the related Indemnified Liabilities, and such Indemnitee shall cooperate with the Borrower in connection therewith; provided that the Borrower shall permit such Indemnitee to participate in such conduct and settlement through counsel chosen by such Indemnitee. Notwithstanding the foregoing, each Indemnitee shall have the right to employ its own counsel and the reasonable fees and expenses of such counsel shall be at the Borrower’s cost and expense if such Indemnitee reasonably determines that (i) the Borrower’s counsel is not defending any claim or proceeding in a manner reasonably acceptable to such Indemnitee or (ii) the interest of the Borrower and such Indemnitee have become adverse in any such claim or cause of action, provided, however, that in such event, the Borrower shall only be liable for the reasonable legal expenses of one counsel for all such Indemnitees. If clause (ii) of the immediately preceding sentence is applicable, at the option of the applicable Indemnitee, its attorneys shall control the resolution of any such claim with respect to the related Indemnified Liabilities. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not such Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of such Indemnitee from all liability arising out of such action or claim, (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee and (c) does not require such Indemnitee to pay any form of consideration to any party or parties (including, without limitation, the payment of money) in connection therewith. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee until the date on which all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding. Notwithstanding any other provision of this Section, the Borrower shall have no obligation hereunder to any Indemnitee for any environmental claims arising from actions taken by such Indemnitee with respect to any Property after the exercise of remedies by such Indemnitee with respect to such Property. All amounts due under this Section shall be payable not later than 30 days after written demand therefor supported by customary documentation. Statements payable by the Borrower pursuant to this Section shall be submitted to General Counsel (Telephone No. (972) 665-1000) (Fax No. (972) 665-1004), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          No Indemnitee or any of the other parties hereto shall be liable to any other party hereto for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with the Facilities.
          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Parent, Holdings, Intermediate Holdings, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
          (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower and each Lender also agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
          (c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate or Related Fund thereof or, with the consent of (i) the Administrative Agent and so long as no Default or Event of Default has occurred and is continuing, the Borrower (which, in each case, shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained with respect to any assignment of Term Loans, unless such assignment is to a Person that is a motion picture exhibitor or an Affiliate or related entity of a motion picture exhibitor, in which case such assignment shall require the consent of the Borrower), and (ii) in the case of any assignment of the Revolving Credit Commitments, the Issuing Lenders (which consent shall not be unreasonably withheld), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lenders is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $5,000,000, in the case of any assignment of Revolving Credit Commitments, and $1,000,000, in the case of any assignment of Term Loans (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent and, after giving effect to such assignment, the assigning Lender (if it shall retain any Revolving Credit Commitment or Loans) shall have Commitments and Loans aggregating at least $5,000,000, in the case of Revolving Credit Commitments, and $1,000,000, in the case of the Term Loans. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.17, 2.18 and 10.5 in respect of the period prior to such effective date and Section 10.14). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments to or by two or more Related Funds shall be aggregated and for purposes of the minimum hold amounts, the Commitments and Loans of Related Funds shall be aggregated.
          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.” The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in connection with an assignment by or to a Lehman Entity), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby. In the event that the Administrative Agent has received a Revolving Credit Note and/or a Term Note, as the case may be, from the assigning Lender, the Administrative Agent shall promptly return to the Borrower such Note and/or Notes for cancellation.
          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of the Required Lenders, the Borrower and any SPC with Loans outstanding at the time of such proposed amendment.
          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent, Holdings, Intermediate Holdings or the Borrower, any such notice being expressly waived by the Parent, Holdings, Intermediate Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Parent, Holdings, Intermediate Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by the Parent, Holdings, Intermediate Holdings or the Borrower in a fiduciary capacity for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or bank affiliate thereof to or for the credit or the account of the Parent, Holdings, Intermediate Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Parent, Holdings, Intermediate Holdings, the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. This Agreement supersedes and terminates the commitment letter among the Borrower, the Arrangers and the Administrative Agent (other than any provisions relating to obligations of the Borrower in respect of syndication of the Facilities) but not the related fee letter.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission To Jurisdiction; Waivers. Each of the Parent, Holdings, Intermediate Holdings and the Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent, Holdings, Intermediate Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) together with each Lender, each Agent and the Arrangers, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgments. Each of the Parent, Holdings, Intermediate Holdings and the Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to the Parent, Holdings, Intermediate Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Parent, Holdings, Intermediate Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the Parent, Holdings, Intermediate Holdings, the Borrower and the Lenders.
          10.14 Confidentiality. Each of the Agents, the Lenders and the Arrangers agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that has agreed to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who will be advised of such confidentiality, (d) to any financial institution that is a creditor of such Agent or Lender or a direct or indirect contractual counterparty of such Agent or Lender in swap agreements or such contractual counterparty’s professional advisor (so long as such creditor or contractual counterparty or professional advisor to such contractual counterparty has agreed to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any

Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, however, with respect to clauses (e), (f) and (g), each of the Agents and Lenders and the Arrangers agrees to give the Parent, Holdings, Intermediate Holdings and Borrower prompt notice of any request for such confidential information so as to permit the Parent, Holdings, Intermediate Holdings or the Borrower to seek a protective order or similar remedy or cause such information to be accorded confidential treatment. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the structure and tax aspects of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such structure and tax aspects. Further, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea related to the transactions contemplated by this Agreement.
          10.15 Release of Collateral and Guarantee Obligations.
     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent or any Qualified Counterparty) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.
     (b) Notwithstanding any other provision of this Agreement or any other Loan Document, the Borrower may request, and the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent or any Qualified Counterparty) grant, a release of any specific parcel of real property Collateral if (i) (A) such release is in connection with a grant by the Borrower or a Guarantor of additional real property Collateral of similar or greater value (valued in accordance with Schedule 6.9; such value to be demonstrated to the reasonable satisfaction of the Administrative Agent) and (B) immediately after giving effect to such Collateral substitution, no Default or Event of Default (including, without limitation, under Section 6.13) shall have occurred and be continuing or (ii) such parcel represents an adjacent parcel of real property not necessary in the business of the Borrower or any Class I Restricted Subsidiary which has been separated from another parcel of real property of the Borrower or a Class I Restricted Subsidiary by means of subdivision and replatting.
     (c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent, or any Person that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (including the Emerging Issues Task Force thereof) or, if applicable, the SEC or in the interpretation or application thereof by independent certified public accountants of nationally recognized standing.
          10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
          10.18 WAIVERS OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CINEMARK HOLDINGS, INC.
By:
Name:
Title:

CINEMARK, INC.
By:	/s/ Michael Cavalier
Name: Michael Cavalier
Title: Senior Vice President — General Counsel

CNMK HOLDING, INC.
By:	/s/ Vatoni Ragsdale
Name: Vatoni Ragsdale
Title: President

CINEMARK USA, INC.
By:	/s/ Michael Cavalier
Name: Michael Cavalier
Title: Senior Vice President — General Counsel

Credit Agreement Signature Page

LEHMAN BROTHERS INC., as a Joint Lead Arranger
By:	/s/ Laurie Perper
	Name:	Laurie Perper
	Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as a Joint Lead Arranger and Syndication Agent
By:	/s/ Christian Biggs
	Name:	Christian Biggs
	Title:	VP

BNP PARIBAS, as Co-Documentation Agent
By:	/s/ Gregg Bonardi
	Name:	Gregg Bonardi
	Title:	Director

By:	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent
By:	/s/ Karl Kieffer
	Name:	Karl Kieffer
	Title:	Duly Authorized Signatory

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:	/s/ Laurie Perper
	Name:	Laurie Perper
	Title:	Senior Vice President

Credit Agreement Signature Page